  As filed with the Securities and Exchange Commission on October 7, 1999

                                                      Registration No. 333-85481

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                         eMed Technologies Corporation
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                     7374                   04-3155965
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)



            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------
                   Scott S. Sheldon, Chief Executive Officer
            25 Hartwell Avenue, Lexington, MA 02421, (781) 862-0000
 (Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               ----------------
                                   Copies To:

  Joel F. Freedman, esq.        Paul Model, esq.       David J. Goldschmidt,
       Ropes & Gray            477 Madison Avenue               esq.
 One International Place    New York, New York 10022   Skadden, Arps, Slate,
  Boston, Massachusetts          (212) 751-8438          Meagher & Flom LLP
        02110-2624                                        919 Third Avenue

      (617) 951-7000                                  New York, New York 10022

                                                           (212) 735-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 7, 1999

PROSPECTUS

                                3,100,000 Shares

                         eMed Technologies Corporation

                                  Common Stock

                                  -----------

We anticipate that the initial public offering price for our common stock will be between $12.00 and $14.00 per share. We have applied to have our common stock approved for quotation on the Nasdaq National Market System under the symbol "EMDT."

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to eMed..............................   $       $

The underwriters may also purchase up to an additional 465,000 shares of common stock from us to cover any over-allotment at the public offering price less the underwriting discount. The underwriters expect to deliver the shares against
payment in New York, New York on      , 1999.

                                  -----------

Bear, Stearns & Co. Inc.                            Donaldson, Lufkin & Jenrette
                            Wit Capital Corporation

                                  -----------

                  The date of this Prospectus is      , 1999.

                                  [eMed LOGO]

"Our systems for electronically managing and distributing medical images are installed in approximately one of four U.S. imaging facilities and radiologists' homes."

[map of U.S. depicting postal code locations in which eMed has systems installed in hospitals and imaging centers.]


"Represents postal code locations of installed systems."

                               PROSPECTUS SUMMARY

   The following summary contains basic information about eMed and this offering. It may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Except as otherwise noted, all information in this prospectus (1) assumes no exercise of the underwriters' over-allotment option, (2) assumes the conversion of all outstanding classes of preferred stock into common stock and (3) the effectiveness of a 2.4 for 1 reverse split of our common stock.

                                    Overview

Our Company

   We provide systems that improve the process of electronically managing and distributing medical images and related patient information. Our products and services are used by radiologists, technicians, referring physicians and other health care professionals to improve the efficiency of the practice of medicine by allowing them to access, transmit and review medical images and related patient information quickly and easily. Our products capture, compress, transmit, route, and store medical images, including x-rays, MRIs, CTs, ultrasounds and others. Our offerings permit the coordinated transmission and review of images and information over both proprietary networks and the internet. Our customers are providers of radiology imaging and interpretive services, including radiologists, hospitals and outpatient imaging facilities and often operate as part of complex health care networks. With systems installed in approximately one of four U.S. imaging facilities and radiologists' homes, we believe that we have the largest installed user base of any company in our business.

   Our new internet-based offerings capitalize on the internet's universal accessibility to enable our customers to reduce costs and improve their service. We introduced FrameWave Web in June 1999 and intend to introduce eMed_Web later this year. FrameWave Web permits our customers to manage and distribute medical images and related information over the internet. eMed_Web is a website development and hosting service through which we intend to establish and manage individual websites for our customers. Through these eMed_Web sites, our customers will have FrameWave Web's integrated image and report management capabilities, as well as the opportunity to incorporate other clinically relevant information and marketing information targeted at their customers. In addition, we intend eMed_Web to serve as a platform for offering products and services that further improve the workflow of medical imaging.

   We provide our customers remote, comprehensive support services through our network operations center, which is fully staffed 24 hours a day, seven days a week. This level of service enables many customers to outsource the technical management of their image distribution and management systems to us.

Our Strategy

   Our objective is to become the leading supplier of comprehensive, medical imaging workflow systems to health care providers by leveraging our advanced technology and experience. Elements of our strategy to achieve this objective include:

  .  Introducing our eMed_Web website development and hosting service.

  . Bringing to market additional products and services for improving medical imaging workflow.

  . Leveraging our relationships with our significant base of installed users to increase sales.

  .  Expanding our sales and marketing efforts.

  . Engaging in strategic acquisitions and relationships to obtain technology and expand our user base.

Our Market Opportunity

   Our market opportunity is characterized by several important elements:

  . Based on historical data, we believe that more than 350 million radiology studies are conducted annually.

  . The number of studies has grown due to the increasing usefulness of radiology as a non-invasive diagnostic technique and the general aging of the U.S. population.

  . Medical images and related information are utilized in forming patient diagnosis and care judgments by a broad cross-section of health care professionals at disparate locations.

  . The current method for capturing, analyzing, distributing and storing medical images and associated medical reports is inefficient and represents a significant opportunity to offer improvements and cost savings.

  . Radiology providers are subject to increasing pressure from their customers and health care payors to reduce costs and improve the timeliness and availability of interpretations and related patient images.

  . The internet represents a significant advance in the technology available to radiologists and other health care professionals to improve the cost-effectiveness and efficiency of the services they provide.

eMed Solutions

   Based on our extensive experience with and insight into the workflow of medical imaging, we have been able to focus our efforts on products and services that provide our customers with cost savings, increased efficiencies and competitive advantages. Our products and services incorporate advanced technology and offer our customers:

  .  Improved cost effectiveness.

  .  Enhanced ability to market their services and serve their customers.

  .  Solutions tailored to meet functionality and cost requirements.

  .  High quality, comprehensive customer support.

Corporation Information

   Our headquarters are located at 25 Hartwell Avenue, Lexington, MA 02421. Until August 1999, we were known as ACCESS Radiology Corporation. Our telephone number is (781) 862-0000 and our internet website address on the Worldwide Web is www.eMed.com. The contents of our website are not part of this prospectus.

   eMed, FrameWave and PACSPro are trademarks of eMed Technologies Corporation. AWARE is a trademark of AWARE, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

                                  The Offering

Common Stock offered by eMed......  3,100,000 shares

Common Stock outstanding after the
 offering.........................  11,513,475 shares

Use of Proceeds...................  We estimate that the net proceeds from this offering, without exercise of the over-
                                    allotment option, will be approximately
                                    $36.6 million. We intend to use these net
                                    proceeds to repay approximately
                                    $3.0 million of indebtedness and for
                                    general corporate purposes, including the
                                    expansion of our sales, marketing and
                                    development efforts and possibly
                                    acquisitions and partnerships.

Risk Factors......................  See "Risk Factors" for a discussion of factors you should carefully consider
                                    before deciding to invest in shares of our
                                    common stock.

Proposed Nasdaq National Market
 symbol...........................  "EMDT"

   The number of shares of common stock outstanding after the offering is based on the number outstanding as of September 17, 1999, and excludes:

  . 1,696,598 shares of our common stock subject to options outstanding as of September 17, 1999 at a weighted average exercise price of $1.51 per share;

  . warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase 409,091 shares of Series J preferred stock outstanding as of September 17, 1999 at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                                       Six Months Ended
                                  Year Ended December 31,                  June 30,
                          -------------------------------------------  ------------------
                           1994     1995     1996     1997     1998      1998      1999
                          -------  -------  -------  -------  -------  --------  --------
                                                                          (unaudited)
Statement of Operations
 Data:
Revenue.................  $   139  $   466  $ 1,009  $ 8,027  $12,594  $  6,218  $ 11,369
Cost of revenue.........     (141)    (313)  (1,404)  (7,012)  (8,976)   (4,131)   (6,351)
                          -------  -------  -------  -------  -------  --------  --------
Gross margin............       (2)     153     (395)   1,015    3,618     2,087     5,018
                          -------  -------  -------  -------  -------  --------  --------
Operating expenses:
 Research and
  development...........      --       239      610    1,300    2,362     1,031     1,655
 Sales and marketing....      423      571    1,319    2,912    3,498     1,764     2,519
 General and
  administrative........    1,443    1,476    1,331    1,982    2,722     1,121     1,851
                          -------  -------  -------  -------  -------  --------  --------
  Total operating
   expenses.............    1,866    2,286    3,260    6,194    8,582     3,916     6,025
                          -------  -------  -------  -------  -------  --------  --------
Loss from operations....   (1,868)  (2,133)  (3,655)  (5,179)  (4,964)   (1,829)   (1,007)
Interest income
 (expense), net.........      (14)    (119)     (70)    (204)    (106)      (19)      (68)
Other income (expense)..      (15)     218      (21)    (242)     (43)       (6)      (82)
                          -------  -------  -------  -------  -------  --------  --------
Net loss................  $(1,897) $(2,034) $(3,746) $(5,625) $(5,113) $ (1,854) $ (1,157)
                          =======  =======  =======  =======  =======  ========  ========
Basic and diluted net
 loss per share.........  $ (9.10) $ (5.08) $ (8.39) $(12.45) $(11.70) $  (4.30) $  (2.48)
Shares used in computing
 basic and diluted net
 loss per share.........      209      400      446      452      437       431       467
Unaudited proforma basic
 and diluted net loss
 per share..............                                      $ (0.78)           $  (0.14)
Shares used in computing
 unaudited proforma
 basic and diluted net
 loss per share.........                                        6,567               8,324

                                                             As of June 30, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                                 (unaudited)
Balance Sheet Data:
Cash and cash equivalents................................... $ 5,118   $41,697
Working capital.............................................   4,573    41,152
Total assets................................................  13,559    50,138
Total long-term liabilities.................................     210       210
Total stockholders' equity..................................   5,312    41,891

   The as adjusted balance sheet data and pro forma per share data reflects the conversion of all preferred stock into common stock. The as adjusted balance sheet data also reflects the sale by us of 3,100,000 shares of common stock at an assumed public offering price of $13.00 per share in the offering, after deducting the underwriters' discount and our estimated offering expenses.

                                  RISK FACTORS

   Investing in our common stock will provide you with an equity ownership interest in eMed. As an eMed stockholder, you will be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss to you. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

                          Risks Related to Our Company

We may not become profitable.

   Since our inception, we have incurred significant losses from operations and negative cash flow. In implementing our strategy, we will significantly increase our operating expenses as we aggressively market our products and services and develop new products and services. We are incurring these expenses under the assumption that the sales we obtain from increased marketing and developing efforts will permit us to earn revenue in excess of these additional expenses. If we are unsuccessful in generating revenues to offset these expenditures, we may continue to incur losses from operations and negative cash flow. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We may be unable to manage growth effectively.

   The implementation of our business strategy could result in a period of rapid growth. This growth could place a strain on our managerial, operational and financial resources and on our information systems. Our future operating results will depend on the ability of our senior management to manage rapidly changing business conditions, and to implement and improve our technical, administrative, financial control and reporting systems. We may not succeed in these efforts. The failure to effectively manage and improve these systems could increase our costs and adversely affect our ability to sell and deliver our products and services.

We may be unable to hire, retain, motivate or train the key personnel, upon whom the success of our business will depend.

   Our senior management team consists of only seven individuals. Loss of any senior management or other key personnel could have a disruptive effect on the implementation of our business strategy and the efficient running of our day-to-day operations. Also, as we continue to grow, we will need to hire additional personnel in all operational areas. In particular, we will need to hire additional sales people and technical staff. Competition for personnel throughout the health care, information technology and internet industries is intense. We may be unable to retain our key employees or attract, assimilate, retain or train other needed qualified employees in the future.

Our market is highly competitive, and we may not be able to compete effectively because many of our competitors have greater resources and better recognition in the marketplace.

   We operate in a highly competitive environment and we may not be able to compete effectively. Many of our competitors are larger than we are, have been in business longer than we have, and have greater financial, technical, research and development, and sales and marketing resources than we do. Further, additional internet-based products and services providers may enter into the market for products and services that improve the workflow of medical imaging. Larger competitors may have the resources to offer competitive products at greatly discounted prices or at no charge, sometimes in connection with the sale of related or complementary products or systems. Customer decisions to purchase our products are often influenced by the perceived stability and market recognition of the vendor. We may be at a disadvantage because many of our competitors are better known and may be perceived as less risky than we are. For additional information, please see the section "Business -- Competition."

We may be unable to sell new products and services to our installed user base, which is a key part of our growth strategy.

   A key part of our strategy is to sell to our existing installed user base additional products and services that we currently offer, as well as products and services that we intend to develop. We expect that this effort will require intensive marketing and sales efforts. Customers that have invested substantial resources in other products may be reluctant to adopt a new product that may replace or make redundant their existing systems. Because we acquired a large portion of our installed user base when we acquired the medical imaging business of E-Systems Medical Electronics, a division of Raytheon, in November 1998, we have limited experience with these users, and we cannot predict what our success will be in selling new products and services to them.

Our future growth may suffer if we do not achieve broad acceptance of our internet-based products and services by radiologists, technicians, referring physicians and other health care professionals.

   Our success, in part, depends upon our ability to gain acceptance of our internet-based products and services by a large number of radiologists, technicians, referring physicians and other health care professionals. Achieving market acceptance for our internet-based applications will require substantial marketing efforts and the expenditure of significant financial and other resources to create brand awareness and demand by physicians and health care organizations. In addition, the rate at which physicians and health care organizations will replace existing medical imaging management products and systems with more advanced technologies is uncertain. Failure to achieve broad acceptance of our internet-based applications by physicians and health care organizations as a preferred medium for medical imaging would have a material adverse effect on our operating results.

We may be unable to sell our planned eMed_Web service if our target customers do not accept our subscription fee pricing model.

   Our new subscription fee pricing model for internet-based offerings is untested and will require our target customers to make recurring subscription fee payments. Currently, customers buy medical systems as a one-time capital investment with a yearly fee for maintenance and support. Accepting our subscription fee pricing model may be particularly difficult for larger health care institutions. If we are unable to convince our existing base and new target customers to accept this new pricing model, sales of our new internet-based offerings could suffer.

Our business may be difficult for you to evaluate because the internet component of our business model is evolving and is unproven.

   We only began offering internet products in June 1999 with the introduction of our FrameWave Web product. We intend to begin marketing our eMed_Web internet-based service later this year. We have not yet offered or implemented any of the subscription services we expect to include for use with the eMed_Web offering. In extending our business into internet-based products and services, we are significantly changing our business operations, sales and marketing strategies, pricing models and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets and the other risks described in this prospectus. You must consider our prospects in light of the uncertainties encountered by companies adopting a modified business strategy, particularly one that depends on the internet.

Any future strategic acquisitions and partnerships may result in disruptions to our business and/or the distraction of our management.

   Engaging in strategic acquisitions and relationships is a key part of our strategy. We cannot assure you that we will be able to identify suitable acquisition candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions on commercially acceptable terms or at all. If we acquire another company, we will only receive the anticipated benefits if we successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the revenue, earnings or business synergies that we anticipated. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital, management and other resources spent on an acquisition that failed to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of goodwill that could adversely affect our results of operations.

If our strategic relationship with AWARE is disrupted, our ability to use important technologies could be halted or delayed.

   We currently have arrangements in place with AWARE, Inc. for elements of our technology for compressing large data files and our web server technology. These technologies are an integral component of our offerings. Any disruption in our relationship with AWARE could limit our ability to use these technologies and could increase our costs or have a material adverse effect on our revenue. For more information about our relationship with AWARE, please see the section entitled "Business--Production."

Technological change in medical imaging or internet communications may render our products and services obsolete.

   We expect that the market for our offerings and internet communication will continue to be characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards could render our products and services obsolete. Our success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our products and services in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our products and services. Our new products and services, or enhancements to our existing products and services, may not adequately meet the requirements of our current and prospective customers or achieve any degree of significant market acceptance.

Concerns about integrating our products into their networks may cause customers to decide not to buy our products or services.

   We often must integrate our products with the networks that exist either at a customer site or between customer sites. We do not control these proprietary networks. Concerns about customers' uncertainty as to the compatability of our products with existing networks may cause customers to decide not to buy our products or services.

If our computer systems upon which we depend to provide our services fail or overload, we could lose customers.

   The success of our network-based comprehensive customer service depends on the uninterrupted, efficient operation of our computer network. The servers that will host eMed_Web sites will be located at customer sites and supported by us at our headquarters. The occurrence of fires, floods, earthquakes, power losses and similar events could cause damage or cause interruptions in these systems. Computer viruses, worms, electronic break ins or similar disruptions could also adversely affect our network and, if highly publicized, could materially damage our reputation and efforts to build brand awareness. If our systems are affected by any of these occurrences, we may not be able to provide customer support on which our users depend, and as a result our business could be materially and adversely affected. Our insurance policies may not adequately cover any losses.

A variety of factors including our plans to expand our business may cause our quarterly and annual results to vary and our stock price to fluctuate.

   Our operating results may fluctuate significantly on a quarterly basis due to a variety of factors, including our plans to devote significant additional financial resources to expand our business and to introduce our new eMed_Web service. Other factors which may cause our operating results to fluctuate include the size and timing of significant orders, the demand for and market acceptance of our products and services, and the length of our sales cycles. Our revenue is not predictable and is difficult to forecast because, among other things, the market for our products is rapidly evolving, sales cycles are long and vary substantially from customer to customer and we are initiating a new subscription fee pricing model for our eMed_Web service. The sales cycle is subject to a number of factors over which we have little or no control, including customers' budgetary constraints, the timing of budget cycles, concerns about the introduction of new products by us or our competitors. Potential downturns in general economic conditions may cause reductions in demand for medical imaging workflow management systems. Our revenue and other financial and operating results may not meet the expectations of securities analysts and our stockholders. As a result of such fluctuation or failure to meet expectations, the price of our common stock could be materially adversely affected.

We may need additional capital in the future to support our growth and such additional financing may not be available to us.

   We expect that the net proceeds from this offering, combined with our current cash resources, will be sufficient to meet our funding requirements for at least the next 12 months. However, as we continue our efforts to grow our business in a rapidly changing and highly competitive market, we may need to raise additional financing to support expansion, develop new or enhanced products and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated business opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed. Any additional equity financing may cause investors to experience dilution, and any additional debt financing may result in restrictions on our operations or our ability to pay dividends in the future.

Any disruption of our relations with our suppliers could increase our costs and adversely affect our assembling process.

   We purchase a number of the proprietary software and hardware components of our offerings from limited sources. Any disruption of our relationships with any of our suppliers of these components could increase our costs and adversely affect our assembling operations and delay or halt our filling customer orders.

We have substantial product liability risk and our insurance coverage may not be adequate to cover any claims.

   Our business entails significant risks of product liability claims. Although no such claims have ever been asserted against us, we cannot assure you that our insurance coverage limits would be adequate to protect us against any product liability claims that may arise. We may require additional product liability insurance coverage as we commercialize new or improved products. This insurance is expensive and may not be available on acceptable terms, or at all. Uninsured product liability claims could have a material adverse effect on our business, results of operations and financial condition.

Our business may suffer if we are not able to successfully protect our intellectual property rights which are important elements of our products and services.

   We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our technology. These intellectual property rights, which we rely upon to develop and maintain our competitive position, are important elements of our products and services. We rely partly on unpatented trade secrets and know-how to protect our intellectual property. We cannot be sure that others will not independently develop or otherwise acquire comparable trade secrets or know-how or otherwise gain access to our proprietary technology or disclose such technology or that we can meaningfully protect our rights to such unpatented proprietary technology. Although we generally require our employees, contractors and consultants who may have access to our confidential information, and parties to collaboration agreements to execute confidentiality agreements to protect our unpatented trade secrets and other know-how, these agreements may be breached by the other party to the agreement or may otherwise be of limited effectiveness. Misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result. For more information, please see the section "Business -- Intellectual Property."

If we are forced to defend against intellectual property infringement claims, we could incur significant expenses and our business could be adversely affected.

   Our products include our proprietary intellectual property and intellectual property rights licensed from others. We may become subject to claims alleging that we infringe the proprietary rights of others. In the United States, a significant number of software and business method patents have been issued over the past decade and the holders of these patents have been actively seeking out potential infringers. If any element of our products or services violates third party proprietary rights, we might not be able to obtain licenses on commercially reasonable terms to continue offering our products or services without substantial reengineering and any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Any judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from offering our products and services.

We may be liable for information retrieved from or transmitted over the internet using our products and services.

   We may be sued for defamation, negligence, personal injury or other legal claims relating to information that is published or made available on our websites. These types of claims have been brought against providers of internet-based services in the past. We could also be sued for the content that is accessible from our websites through links to other internet websites. We could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. Our insurance coverage limits may not be adequate to protect us against liability.

Our business is highly dependent on the proper and continual functioning of our computer systems and therefore may be adversely affected by Year 2000 problems.

   We rely on computer systems to manage our business and to service our customers. Further, all of our products include computer hardware and/or software components. Among other things, Year 2000 problems could cause us to:

  .  fail to fulfill our contractual obligations with our customers;

  .  face substantial claims by such customers and loss of revenue;

  .  fail to bill our customers accurately and on a timely basis; and

  . be subject to the inability by customers and others to pay, on a timely basis or at all, obligations owed to us.

A significant Year 2000 related disruption could cause our customers to be dissatisfied with our products and services or could impose an unmanageable burden on our technical support staff. Although the effects of any or all of these events are not quantifiable at this time, any of these events could have a material adverse effect on our business and operating results.

                         Risks Related to Our Industry

If the internet is not accepted as a medium for medical imaging, our sales will suffer.

   Our future success depends upon the acceptance of the internet as a medium for medical imaging. Because the internet-based medical imaging market is new, we cannot yet gauge its effectiveness as compared to current electronic medical imaging distribution methods. Most physicians and health care organizations have little or no experience using the internet for medical imaging transmission and distribution. The adoption of internet-based medical imaging systems requires radiologists and other health care professionals to accept a new way of conducting business and exchanging information. If these users believe that internet-based medical imaging systems are less effective than traditional medical imaging distribution methods, our sales will suffer.

Security concerns may keep physicians and health care organizations from allowing confidential patient information to be made available on the internet.

   Internet security remains a critical concern to many consumers. Physicians and health care organizations may be reluctant to allow confidential medical images and related patient information to be made available to healthcare professionals through the eMed_Web sites. Any well publicized compromise of security on the internet, or on any of the eMed_Web sites in particular, could deter people from using the internet or from using the eMed_Web sites. Any reluctance for security reasons on the part of physicians or health care organizations to use the internet or the eMed_Web sites for internet-based medical imaging would adversely affect our business.

Uncertainty associated with the regulation of the health care industry may cause our target customers to curtail or delay purchases of our products.

   The health care industry is highly regulated and is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. Changes in current health care financing and reimbursement systems could result in delays or cancellations of orders. Federal and state legislatures have periodically considered programs to reform or amend the U.S. health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates or otherwise change the environment in which the health care industry participants operate. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and services. We cannot predict what impact, if any, such proposals or health care reforms might have on us.

We may be unable to introduce new products or services if we fail to obtain regulatory clearances and approvals.

   Because our products and services are subject to regulation as Class II medical devices in the United States by the Food and Drug Administration and in other countries by corresponding regulatory authorities, our ability to market new products and improvements to existing products will depend upon when we receive premarket clearance or approval from the Food and Drug Administration or any foreign counterparts. Failure to comply with applicable domestic or foreign regulatory requirements at any time during the production, marketing or distribution of products regulated by the Food and Drug Administration or its foreign counterparts could result in, among other things, warning letters, seizures of products, total or partial suspension of production, refusal of the Food and Drug Administration to grant clearances or approvals, withdrawal of existing clearances or approvals, or criminal prosecution. See "Business --
 Government Regulation."

Government regulation of the internet could limit our operations or increase our costs.

   Laws and regulations directly applicable to internet communications, commerce and advertising are becoming prevalent, but the legislative and regulatory treatment of the internet remains largely unsettled. The U.S. Congress recently adopted internet laws regarding copyrights, taxation and the protection of children. In addition, a number of other legislative and regulatory proposals under consideration by federal, state, local and foreign governments could lead to additional laws and regulations affecting the right to collect and use personally identifiable information, internet-based content, user privacy, taxation, access charges and liability for third party activities, among other things. For example, the growth and development of the market for internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the internet. These measures could decelerate the growth in use of the internet and could reduce the demand for our services or increase our cost of doing business.

   State governments or foreign countries might attempt to regulate the content of our websites or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of user information. Courts may seek to apply existing laws not explicitly relating to the internet in ways that could impact the internet, and it may take years to determine whether and how laws such as those governing intellectual property, privacy, libel and taxation will affect the internet and the internet-based medical imaging workflow management industry.

                         Risks Related to This Offering

We may allocate the proceeds of this offering in ways with which you may not agree.

   Our management will have significant flexibility in applying the net proceeds of this offering, including ways with which you may disagree. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Our stock price is likely to be highly volatile and could drop unexpectedly and investors may not be able to resell their shares at or above the offering price.

   Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. We cannot predict the extent to which investors' interest in us will lead to the development of a trading market or how liquid the market might become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market, but was negotiated between us and the underwriters. The price of the common stock that will prevail in the market after the offering may be higher or lower than the price you pay, depending on several factors, including our quarterly variations in results of operations, estimates of securities analysts, competitive developments and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of health care and technology companies, particularly internet companies. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. Fluctuations in our common stock price may affect our visibility and credibility in our market and may affect our ability to secure additional financing on acceptable terms, if at all.

Shares eligible for public sale after this offering could adversely affect our stock price.

   The market price of our common stock could decline as a result of sales of shares by our existing stockholders after this offering, or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Approximately 93.5% of our total outstanding shares of common stock will be freely tradable, subject to Securities Act rules, 180 days after the date of this prospectus. You should refer to the information in the section entitled "Shares Eligible for Future Sale" for more information.

Our charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.

   The health care industry has recently experienced significant consolidation. There are provisions in our charter and by-laws that may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. You should refer to the information in the section entitled "Description of Capital Stock" for more information. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer.

A small group of existing stockholders, whose interests may differ from other stockholders, will be able to exert significant influence over us.

   After this offering, our officers and directors and parties related to them will own approximately 22.2% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

Forward-looking statements are inherently uncertain.

   Certain statements about us and our industry under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions, the industry in which we operate and other statements in this prospectus that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this prospectus, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of the 3,100,000 shares of common stock we are offering will be approximately $36.6 million, assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds would be approximately $42.2 million. Our principal reasons for this offering are to provide us working capital, to create a public market for our common stock and to facilitate our future access to public capital markets.

   We intend to use approximately $3.0 million of the net proceeds of this offering to repay indebtedness outstanding under our credit facility. We have used borrowings incurred under this facility within the past 12 months to fund our working capital requirements as well as a portion of the purchase price for the medical imaging business of E-Systems Medical Electronics, a division of Raytheon, that we acquired in November 1998. As of June 30, 1999, the interest rate on the working capital portion of this facility was 9.75% and the interest rate on the equipment line portion was 8.75%.

   We intend to use the remaining net proceeds from this offering for general corporate purposes, including the expansion of our sales, marketing and development efforts, and for potential acquisitions and partnerships. We are not currently participating in any active negotiations and have no commitments or agreements with respect to any acquisition, partnership or investment. We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, we plan to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid a cash dividend on our common stock and we do not intend to do so in the foreseeable future. We currently intend to retain earnings to finance future operations.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999 on an actual basis and as adjusted to reflect (1) the conversion of all of our outstanding classes of preferred stock into common stock, and (2) the sale of the shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and our estimated offering expenses. The following table assumes (1) no exercise of the underwriters' over-allotment option and (2) the effectiveness of a 2.4 for 1 reverse split of our common stock. This table contains unaudited information and should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                         June 30, 1999
                                                     --------------------------
                                                      Actual      As Adjusted
                                                     -----------  -------------
                                                     (dollars in thousands)
Long-term debt.....................................  $       210   $       210
                                                     -----------   -----------
Stockholders' equity:
Convertible preferred stock, $0.01 par value,
 15,000,000 shares authorized; 11,877,492
 shares issued and outstanding; no shares issued
 and outstanding as adjusted ......................          119           --
Common stock, $0.01 par value, 35,000,000 shares
 authorized; 480,488 shares issued and outstanding;
 11,436,638 shares issued and outstanding as
 adjusted..........................................            5           114
Additional paid-in capital.........................       28,803        65,392
Deferred compensation..............................       (2,598)       (2,598)
Treasury stock ....................................          (50)          (50)
Accumulated deficit................................      (20,967)      (20,967)
                                                     -----------   -----------
  Total stockholders' equity.......................        5,312        41,891
                                                     -----------   -----------
  Total capitalization.............................  $     5,522   $    42,101
                                                     ===========   ===========

   The share information in the table is based on our shares of common stock outstanding as of June 30, 1999. This table excludes:

  . 1,654,455 shares of our common stock subject to options outstanding as of June 30, 1999 at a weighted average exercise price of $1.46 per share; and

  . warrants to purchase 573,624 shares of common stock at exercise prices from $0.02 to $1.20 and warrants to purchase 409,091 shares of Series J preferred stock outstanding as of June 30, 1999 at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was approximately $5.2 million or $0.63 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the pro forma total number of shares of common stock outstanding at such date, assuming the conversion of all outstanding classes of our preferred stock into an aggregate of 7,856,150 shares of common stock.

   After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and our estimated offering expenses, our pro forma net tangible book value as of June 30, 1999 would have been approximately $41.8 million or $3.66 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.03 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $9.34 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

   Assumed initial public offering price per share...............       $13.00
     Pro forma net tangible book value per share as of June 30,
      1999....................................................... $0.63
     Increase in net tangible book value per share attributable to new investors...........................................  3.03
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         3.66
                                                                        ------
   Dilution per share to new investors...........................       $ 9.34
                                                                        ======

   The following table summarizes on a pro forma basis, as of June 30, 1999, the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing the shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and our estimated offering expenses.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   8,336,638   72.9% $25,685,000   38.9%     $3.08
   New investors..........   3,100,000   27.1%  40,300,000   61.1      13.00
                            ----------  -----  -----------  -----      -----
     Total................  11,436,638  100.0% $65,985,000  100.0%     $5.77
                            ==========  =====  ===========  =====      =====

   The above information assumes no exercise of (1) the underwriters' over-allotment option and (2) stock options or warrants after June 30, 1999. As of June 30, 1999, we had reserved 1,654,455 shares of our common stock for issuance upon exercise of outstanding options at a weighted average exercise price of $1.46 per share and 744,073 shares of common stock for issuance upon exercise of warrants to purchase 573,624 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase Series J preferred stock at an exercise price of $1.10 per share. Upon completion of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock. To the extent any of those options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from and are qualified by reference to the audited financial statements included elsewhere in this prospectus. The statement of operations data for the two years ended December 31, 1994 and 1995, and the balance sheet data as of December 31, 1994, 1995 and 1996, have been derived from audited financial statements of eMed that do not appear in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                             Six Months
                                  Year Ended December 31,                  Ended June 30,
                          -------------------------------------------  ----------------------
                           1994     1995     1996     1997     1998         1998       1999
                          -------  -------  -------  -------  -------      ------     -------
                           (in thousands, except per share data)            (unaudited)
Statement of Operations
 Data
Revenue.................  $   139  $   466  $ 1,009  $ 8,027  $12,594     $ 6,218     $11,369
Cost of revenue.........     (141)    (313)  (1,404)  (7,012)  (8,976)     (4,131)     (6,351)
                          -------  -------  -------  -------  -------     -------     -------
Gross margin............       (2)     153     (395)   1,015    3,618       2,087       5,018
                          -------  -------  -------  -------  -------     -------     -------
Operating expenses:
 Research and
  development...........      --       239      610    1,300    2,362       1,031       1,655
 Sales and marketing....      423      571    1,319    2,912    3,498       1,764       2,519
 General and
  administrative........    1,443    1,476    1,331    1,982    2,722       1,121       1,851
                          -------  -------  -------  -------  -------     -------     -------
  Total operating
   expenses.............    1,866    2,286    3,260    6,194    8,582       3,916       6,025
                          -------  -------  -------  -------  -------     -------     -------
Loss from operations....   (1,868)  (2,133)  (3,655)  (5,179)  (4,964)     (1,829)     (1,007)
Interest income
 (expense), net.........      (14)    (119)     (70)    (204)    (106)        (19)        (68)
Other income (expense)..      (15)     218      (21)    (242)     (43)         (6)        (82)
                          -------  -------  -------  -------  -------     -------     -------
Net loss................  $(1,897) $(2,034) $(3,746) $(5,625) $(5,113)    $(1,854)    $(1,157)
                          =======  =======  =======  =======  =======     =======     =======
Basic and diluted net
 loss per share.........  $ (9.10) $ (5.08) $ (8.39) $(12.45) $(11.70)    $ (4.30)    $ (2.48)
Shares used in computing
 basic and diluted net
 loss per share.........      209      400      446      452      437         431         467
Unaudited pro forma
 basic and diluted net
 loss per share.........                                      $ (0.78)                $ (0.14)
Shares used in computing
 unaudited pro forma
 basic and diluted net
 loss per share.........                                        6,567                   8,324
                                                                       As of June 30,
                                    As of December 31,                      1999
                          -------------------------------------------  --------------
                           1994     1995     1996     1997     1998
                          -------  -------  -------  -------  -------   (unaudited)
                                      (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $   326  $    42  $ 2,201  $ 4,421  $ 2,259     $ 5,118
Working capital
 (deficit)..............      193     (124)   1,889    5,541   (1,248)      4,573
Total assets............    1,057    1,022    3,978    9,890   11,506      13,559
Total long-term
 liabilities............      961    1,278      177      963      342         210
Total stockholders'
 equity (deficit).......     (343)    (810)   2,549    5,503      388       5,312

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and notes thereto. The following discussion contains forward-looking statements. Our actual results could differ materially from those discussed in forward-looking statements. See "Risk Factors."

Overview

   We provide workflow solutions that improve the process of electronically managing medical images and related patient information. Our products permit the capture, compression, transmission, routing, review and storage of medical images and the coordinated transmission and review of related patient information over both proprietary networks and the internet. Prior to 1996, our business consisted primarily of providing network management services for systems that permit healthcare professionals to access, transmit and review medical images at remote locations. We began selling FrameWave products in late 1996.

   Product sales currently constitute a substantial portion of our revenue. We recognize revenue from the sale of our products upon shipment to the customer. Revenue from our recently introduced FrameWave Web product has not been material to date. We also derive revenue from installing our products at customer sites. Our standard installation fee is based on a percentage of the product sales price. We provide a one year warranty on all products. We generate recurring revenue from contracts to provide network-based comprehensive support and post-warranty product maintenance to customers. We recognize revenue from these contracts ratably over their lives. Recurring fees constituted approximately 10% of revenue for the year ended December 31, 1998 and 14% of revenue for the six months ended June 30, 1999. As our customer base grows, we expect recurring fees from service contracts to increase more quickly than our product sales.

   Most of our products are sold under written contracts with our customers. These contracts generally provide for payment of a portion of the purchase price upon signing, an additional installment upon shipment, and a final payment, generally 10% of the purchase price, upon acceptance. Sales to independent sales and service organizations require payment in full upon delivery.

   We intend to offer our eMed_Web service, which we expect to introduce later this year, on a subscription fee basis to our current installed base and to new customers. The result, we believe, will be the gradual decrease of non-recurring revenue from system sales as a percentage of revenue and the gradual increase of recurring subscription fees derived from our eMed_Web service as a percentage of revenue. However, we expect to continue to generate a material portion of revenue from sales of FrameWave products and our support and other services, which we anticipate will be used with our internet products. Customers using our internet services will continue to need products like our image acquisition devices, servers, workstations and archive products. We believe we will ultimately derive additional revenue from expanding the medical imaging workflow management capabilities of our eMed_Web sites.

   Costs of product revenue consist primarily of costs of purchased material and license fees. Costs of service revenue consist primarily of employee-related costs and the cost of outsourcing services. Historically, our operating expenses have consisted principally of employee-related costs associated with the sales, marketing, and research and development of our FrameWave products. As we seek to increase our customer base and implement our internet strategy, we expect our operating expenses to increase significantly.

   We have incurred net operating losses and negative cash flows since our inception. As a result, we have recorded no income tax expense or benefit to date. We expect to continue to incur net losses and negative cash flows as we seek to rapidly grow our business and continue to implement our internet-based strategy. We cannot assure you that our customer base or revenue will grow or that we will achieve or sustain net operating income or positive cash flow.

   During the six-month period ended June 30, 1999, we issued stock options to non-employees and to employees which are exercisable at less than the fair market value on the date of grant. The issuance of these stock options results in non-cash compensation charges in the period that the options were granted and will result in additional non-cash charges over future periods as the options vest. These charges will be allocated across the various expense categories as appropriate.

   In November 1998, we acquired the assets of the medical imaging business of E-Systems Medical Electronics, a division of the Raytheon Company, for an aggregate purchase price of $3.2 million. E-Systems Medical Electronics and its predecessors have been providing medical imaging products since 1985. The E-Systems Medical Electronics installed base primarily consists of users who capture and transmit medical images from an imaging facility to a radiologist's home for off-hours review using PACSPro products similar to our FrameWave image acquisition devices and clinical image viewers. The acquisition was accounted for using the purchase method of accounting. In February 1999, we sold non-core assets which we acquired as part of the transaction for $861,000. The E-Systems Medical Electronics business, excluding the non-core assets we sold, had net sales of approximately $8.1 million and a net loss of approximately $6.0 million for the period from January 1, 1998 to November 23, 1998. Since acquiring E-Systems Medical Electronics, we have integrated its operations into our existing business and have eliminated redundant functions. In connection with this action, we established a reserve of approximately $412,000, of which we have utilized approximately $331,000 as of June 30, 1999. In addition, we have discontinued the practice of selling the PACSPro product line at margins below levels acceptable to us. We generally provide PACSPro products only to existing users that wish to expand their systems. We did not acquire the E-Systems Medical Electronics business with the intent to continue their method of operations. Rather, the main purpose of the acquisition was to obtain easier access to the E-Systems installed user base for marketing our internet-based and other FrameWave products and to acquire certain of its technology and employees. Therefore, the revenue of E-Systems Medical Electronics prior to acquisition is not indicative of the incremental revenue to be generated by us as a result of this acquisition.

Results of Operations

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   Revenue. Revenue increased by 83% to $11.4 million for the six months ended June 30, 1999 from $6.2 million for the six months ended June 30, 1998. Product revenue increased by 71% to $9.8 million for the six months ended June 30, 1999 from $5.7 million for the six months ended June 30, 1998. This increase was attributable to the increased sale of our FrameWave products as well as $2.9 million of revenue from the sale of PACSPro products, a product line that we acquired in the E-Systems Medical Electronics transaction described above. Service revenue increased by 223% to $1.6 million for the six months ended June 30, 1999 from $487,000 for the six months ended June 30, 1998. This increase was primarily due to the growth in our installed user base. Approximately $840,000, or 77% of the service revenue increase is due to increased sales of service to users of our FrameWave products.

   Gross Margin. Gross margin increased to $5.0 million, or 44% of revenue, for the period ended June 30, 1999 from $2.1 million, or 34% of revenue, for the period ended June 30, 1998. Gross margin from product revenue increased to $5.1 million, or 52% of product revenue, for the period ended June 30, 1999 from $2.3 million, or 41% of product revenue, for the period ended June 30, 1998. The increase in gross margin is attributable to a reduction in the material cost of products sold and an increase in the selling price of products sold. We achieved material cost reductions through our negotiations with suppliers and by re-engineering our products to incorporate better and less expensive components and sub-assemblies. Gross margin from service revenue improved to a loss of $76,000 for the period ended June 30, 1999 from a loss of $242,000 for the period ended June 30, 1998. This improvement is primarily the result of an increase in the volume of products sold, which resulted in an increase in recurring revenue generated from service contracts.

   Research and Development Expense. Research and development expense increased by 61% to $1.7 million for the six months ended June 30, 1999 from $1.0 million for the six months ended June 30, 1998. This

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increase was primarily the result of personnel added to expand our internet-
based product and service offerings. As a percentage of revenue, research and development expense decreased to 15% of revenue for the six months ended June 30, 1999 from 17% of revenue for the six months ended June 30, 1998.

   Sales and Marketing Expense. Sales and marketing expense increased by 43% to $2.5 million for the six months ended June 30, 1999 from $1.8 million for the six months ended June 30, 1998. This increase was primarily the result of the expansion of our sales force and related support staff. As a percentage of revenue, sales and marketing expense decreased to 22% for the six months ended June 30, 1999 from 28% of revenue for the six months ended June 30, 1998.

   General and Administrative Expense. General and administrative expense increased by 65% to $1.8 million for the six months ended June 30, 1999 from $1.1 million for the six months ended June 30, 1998. Approximately $240,000, or 33%, of this increase is due to a non-cash compensation charge relating primarily to the issuance of stock options to employees and non-employees exercisable at less than the fair market value on the date of grant. The remainder of this increase results primarily from an expansion of our work force, recruiting expense and facilities expense. As a percentage of revenue, general and administrative expense decreased to 16% for the six months ended June 30, 1999 from 18% of revenue for the six months ended June 30, 1998.

   Interest Expense -- Net. Interest expense, net, increased to $69,000 for the six months ended June 30, 1999 from $19,000 for the six months ended June 30, 1998. This increase was primarily a result of increased borrowing under lines of credit, which was partially offset by interest earned on short-term investments.

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Revenue. Revenue increased by 57% to $12.6 million for the year ended December 31, 1998 from $8.0 million for the year ended December 31, 1997. Product revenue increased by 58% to $11.3 million for the year ended December 31, 1998 from $7.2 million for the year ended December 31, 1997. This increase was a result of continued growth in shipments of our FrameWave products. Service revenue increased by 50% to $1.3 million for the year ended December 31, 1998 from $863,000 for the year ended December 31, 1997. This increase was primarily due to the growth in our installed user base.

   Gross Margin. Gross margin increased to $3.6 million, or 29% of revenue, for the period ended December 31, 1998 from $1.0 million, or 13% of revenue, for the period ended December 31, 1997. Gross margin from product revenue increased to $4.1 million, or 36% of product revenue, for the year ended December 31, 1998 from $1.6 million, or 22% of product revenue for the year ended December 31, 1997. The increase in gross margin was attributable to an increase in the volume of products sold. Gross margin from service revenue improved to a loss of $458,000 for the year ended December 31, 1998 from a loss of $596,000 for the year ended December 31, 1997. This improvement was primarily the result of an increase in the volume of products sold which resulted in an increase in recurring revenue generated from service contracts.

   Research and Development Expense. Research and development expense increased by 82% to $2.4 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. This increase was primarily the result of personnel added to continue the development of our FrameWave products. As a percentage of revenue, research and development expense increased to 19% for the year ended December 31, 1998 from 16% of revenue for the year ended December 31, 1997.

   Sales and Marketing Expense. Sales and marketing expense increased by 20% to $3.5 million for the year ended December 31, 1998 from $2.9 million for the year ended December 31, 1997. This increase was primarily the result of our sales force expansion. As a percentage of revenue, sales and marketing expense decreased to 28% for the year ended December 31, 1998 from 36% of revenue for the year ended December 31, 1997.

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   General and Administrative Expense. General and administrative expense increased by 37% to $2.7 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. This increase was primarily the result of an increase in personnel and increased expenses related to additional leased facilities space. As a percentage of revenue, general and administrative expense decreased to 22% for the year ended December 31, 1998 from 25% of revenue for the year ended December 31, 1997.

   Interest Expense -- Net. Interest expense, net, decreased to $106,000 for the year ended December 31, 1998 from $204,000 for the year ended December 31, 1997. This decrease was primarily a result of an increase in interest earned on short-term investments, which was partially offset by increased borrowing under lines of credit.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

   Revenue. Revenue increased to $8.0 million for the year ended December 31, 1997 from $1.0 million for the year ended December 31, 1996. Product revenue increased to $7.2 million for the year ended December 31, 1997 from $570,000 for the year ended December 31, 1996. This increase was primarily the result of the successful launch of our FrameWave products. Service revenue increased by 96% to $863,000 for the year ended December 31, 1997 from $439,000 for the year ended December 31, 1996. This increase was primarily due to the growth in our installed user base.

   Gross margin. Gross margin increased to $1.0 million or 13% of revenue for the period ended December 31, 1997 from a loss of $394,000 for the period ended December 31, 1996. Gross margin from product revenue increased to $1.6 million for the year ended December 31, 1997 from $198,000 for the year ended December 31, 1996. As a percentage of product revenue, gross margin decreased to 22% for the year ended December 31, 1997 from 35% for the year ended December 31, 1996. The increase in gross margin was attributable to an increase in the volume of products sold. The decrease in gross margin as a percentage of revenue was attributable to the fixed costs of establishing and operating a full-scale assembly and test operation. Gross margin from service revenue decreased to a loss of $596,000 for the year ended December 31, 1997 from a loss of $592,000 for the year ended December 31, 1996. The incremental revenue generated from service activities was offset by an increase in personnel related costs.

   Research and Development Expense. Research and development expense increased by 113% to $1.3 million for the year ended December 31, 1997 from $610,000 for the year ended December 31, 1996. This increase was primarily the result of personnel added to continue the development of our FrameWave products. As a percentage of revenue, research and development expense decreased to 16% for the year ended December 31, 1997 from 60% of revenue for the year ended December 31, 1996.

   Sales and Marketing Expense. Sales and marketing expense increased by 121% to $2.9 million for the year ended December 31, 1997 from $1.3 million for the year ended December 31, 1996. This increase was primarily the result of our sales force expansion. As a percentage of revenue, sales and marketing expense decreased to 36% for the year ended December 31, 1997 from 131% of revenue for the year ended December 31, 1996.

   General and Administrative Expense. General and administrative expense increased by 49% to $2.0 million for the year ended December 31, 1997 from $1.3 million for the year ended December 31, 1996. This increase was primarily the result of an increase in personnel. As a percentage of revenue, general and administrative expense decreased to 25% for the year ended December 31,1997 from 132% of revenue for the year ended December 31, 1996.

   Interest Expense -- Net. Interest expense, net, increased to $204,000 for the year ended December 31, 1997 from $70,000 for the year ended December 31, 1996. This increase was primarily a result of increased borrowing under lines of credit, which was partially offset by interest earned on short-term investments.

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

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private equity and debt financings. During the period from inception through June 30, 1999, we received net proceeds from the sale of our capital stock and convertible notes of $25.7 million. None of the convertible notes remain outstanding. As of June 30, 1999, we had $5.1 million of cash and cash equivalents and approximately $674,000 was available under our credit facility.

   Cash used in operating activities for the six months ended June 30, 1999 of $1.2 million consisted primarily of net operating losses of $1.2 million and an increase in accounts receivable of $1.3 million, offset in part by a decrease in inventories. The increase in accounts receivable is attributable to the increase in revenue and the decrease in inventory resulted from our ability to liquidate inventory acquired as part of our acquisition of E-Systems Medical Electronics. Cash used in operating activities for the six months ended
June 30, 1998 of $1.9 million was due primarily to net operating losses of $1.9 million and an increase in accounts receivable of $853,000, offset by a decrease in prepaid expenses and other current assets of $513,000. The increase in accounts receivable is attributable to the increase in revenue, and the decrease in prepaid expenses and other current assets is attributable to a reduction in prepaid software licenses. Cash used in operating activities for the year ended December 31, 1998 of $2.7 million was due primarily to net operating losses of $5.1 million offset by a decrease in inventories and prepaid expenses of $638,000 and $554,000, respectively, and an increase in deferred revenue of $690,000. The decrease in inventory is attributable to improvements in the materials purchasing process and the decrease in other current assets is attributable to a reduction in prepaid software licenses. The increase in deferred revenue is primarily due to an increase in customer deposits related to a single customer order. Cash used in operating activities for the year ended December 31, 1997 of $6.1 million was due primarily to net operating losses of $5.6 million and an increase in accounts receivable, prepaid expenses and inventories of $2.5 million, $715,000, and $399,000, respectively, offset by increases in accounts payable, accrued expenses and deferred revenue of $1.3 million, $677,000 and $284,000, respectively. These increases are the result of the increased sales activity during the period. The level of operating losses incurred in the first three quarters of 1997 caused our debt to equity ratios to be non-compliant with the ratios required under our credit facility as then in effect. We cured this non-compliance on September 30, 1997 when we completed the Series J preferred stock offering described below. The completion of our acquisition of the E-Systems Medical Electronics business caused us to be non-compliant with our credit facility covenants. This was discussed with our bank prior to the acquisition. After these discussions, our bank permitted us to borrow under the credit facility to pay a portion of the cost of the acquisition of E-Systems Medical Electronics. We amended the credit facility in April 1999 pursuant to a term sheet agreed upon prior to the acquisition. This amendment included waivers of our previous non-compliance.

   Cash provided by investing activities for the six months ended June 30, 1999 of $569,000 consisted primarily of proceeds from the sale of non-core assets that we acquired as part of the acquisition of E-Systems Medical Electronics, offset in part by capital expenditures for computer equipment and other fixed assets. Cash used in investing activities for the six months ended June 30, 1998 of $315,000 consisted primarily of capital expenditures for computer equipment and other fixed assets. Cash used in investing activities for the year ended December 31, 1998 of $1.5 million consisted primarily of $999,000 used for the acquisition of E-Systems Medical Electronics and $465,000 used to fund capital expenditures for computer equipment and other fixed assets. Cash used in investing activities for the year ended December 31, 1997 of $841,000 consisted primarily of capital expenditures for computer equipment and other fixed assets.

   Cash provided by financing activities for the six months ended June 30, 1999 of $3.5 million consisted primarily of $5.8 million received from the issuance of 4,142,857 shares of Series K preferred stock and warrants to purchase 467,186 shares of common stock. This amount was offset in part by $2.2 million payment of the remaining purchase price owed to Raytheon for our purchase of E-Systems Medical Electronics. The Series K preferred stock will be converted into 1,726,152 shares of common stock upon the closing of this offering. Cash provided by financing activities of $1.1 million for the six months ended June 30, 1998 consisted primarily of

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

$1.2 million received from additional bank borrowing from lines of credit, offset by debt repayment. Cash provided by financing activities of $2.1 million for the year ended December 31, 1998 consisted primarily of $2.4 million received from additional bank borrowing from lines of credit. Cash provided by financing activities for the year ended December 31, 1997 of $9.2 million consisted primarily of $8.4 million received from the issuance of 7,730,909 shares of Series J preferred stock and warrants to purchase 409,091 shares of Series J preferred stock and $885,000 from additional bank borrowings from lines of credit. The Series J preferred stock will be converted into 3,221,179 shares of common stock and the Series J warrants will become warrants to purchase 170,449 shares of common stock upon the closing of this offering. During 1996, we received $5.8 million from the issuance of 2,216 shares of preferred stock and warrants to purchase 64,774 shares of common stock, all of which preferred stock will be converted into 2,522,001 shares of common stock upon the closing of this offering.

   We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may require additional capital in the future. Our capital requirements are expected to include the funding of operating losses, working capital requirements and other general corporate purposes, including expansion of our network, advertising and content development. We intend to repay our current credit facility and may pursue one or more strategic alliances, partnerships, or acquisition transactions, although, as of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

  .  fund more rapid expansion;

  .  fund additional marketing expenditures;

  .  develop or acquire content, technology or services;

  .  enhance our operating infrastructure;

  .  respond to competitive pressures; or

  .  acquire complementary businesses.

Inflation

   We do not believe that inflation has had a material adverse impact on our business or operating results during the periods reflected above.

Year 2000 Disclosure

   Many existing computer programs use only two digits, rather than four, to represent a year. Accordingly, date-sensitive software or hardware written or developed in this fashion may not be able to distinguish between 1900 and 2000, and programs written in this manner that perform arithmetic operations, comparisons or sorting of date fields may yield incorrect results when processing a Year 2000 date. This Year 2000 problem could potentially cause system failures or miscalculations that could disrupt operations.

Our State of Readiness

   We have completed an initial analysis and risk assessment aimed at identifying Year 2000 issues. Though it is impossible to be certain, we believe that our mission critical systems and equipment are Year 2000 compliant.

   Financial, Information Technology and Non-Information Technology Systems. We have assessed all of our key financial, information technology and non-information technology systems, and we believe that the actions required to correct any non-compliant financial, information technology and non-information technology

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

systems have been completed. We may not have identified all system components that could be affected by Year 2000 problems or all noncompliant components. Therefore, we cannot be sure that we have identified all Year 2000 problems in these systems or that any necessary corrective actions have been successfully completed.

   Third Party Vendors, Suppliers and Customers. We continue to contact all of our significant suppliers and customers to determine the extent to which our networks and systems are vulnerable to the failure of those third parties to resolve their own Year 2000 issues. We have not received any responses that indicate our networks and systems are vulnerable to such failures. We are continuing to comply with federal guidelines related to the registration and availability of Year 2000 status information for our products. We have completed and made available all planned software and system upgrades related to Year 2000 readiness for fielded products. We believe that all of our current products are Year 2000 compliant and we have available upgrades for our fielded legacy systems that represent the highest risk for Year 2000 non-compliance. We have sent notices to known customers with appropriate information relative to Year 2000 non-compliance of these legacy systems, and instructions on how to contact us. We have not and do not plan to evaluate the risks to us presented by noncompliant fielded products. We have not undertaken, and will not undertake, an in-depth evaluation of the Year 2000 preparedness of our suppliers and customers or such other third parties, as their ability to adequately address Year 2000 issues is outside our control. There can be no guarantee that their systems will be timely converted, or that any such converted systems will interact properly with our systems, or that such conversions, if not completed or improperly implemented, would not have a material adverse effect on our systems.

Our Year 2000 Risk

   Based on the efforts described above, we currently believe that our systems are Year 2000 compliant. If our systems or those of our suppliers, vendors or other third parties on which we rely are not Year 2000 compliant, we could, among other things, fail to fulfill our contractual obligations with customers in new or existing markets, face substantial claims by such customers and loss of revenue, fail to bill our customers accurately and on a timely basis, experience increased expenses associated with litigation, stabilization of operations after critical systems failures and execution of contingency plans, and be subject to the inability by customers and others to pay, on a timely basis or at all, obligations owed to us. Although the adverse effects of any or all of these events are not quantifiable at this time, any of these events could have a material adverse effect on our business and operating results.

Our Contingency Plans

   We have begun to develop contingency plans which anticipate our most likely worst case Year 2000 scenarios, which have not yet been identified fully. We intend to take appropriate actions to mitigate the effects of Year 2000 issues. Such actions may include having arrangements for alternate suppliers and using manual intervention where necessary. If it becomes necessary for us to take these corrective actions, it is uncertain whether this would result in significant interruptions in service or delays in business operations or whether it would have a material adverse effect on our results of operations, financial position or cash flow.

Our Year 2000 Remediation Costs

   Our costs incurred to date in addressing the Year 2000 problem have not been material. We have not deferred information technology projects due to Year 2000 expenses, and we do not expect our costs associated with remediating any Year 2000 problems to have a material adverse impact on our business. However, there can be no assurance that the costs associated with the Year 2000 problem will not be material.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued a Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities."

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

The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 for one year. SFAS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on our financial position or results of operations.

   In February 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SoP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for us beginning in fiscal 1999, and we do not expect adoption of this SoP to have a material effect on our financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for us beginning in 1999, and we do not expect adoption of this SoP to have a material effect on our financial position or results of operations.

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

                                    BUSINESS

Overview

   We provide workflow solutions for electronically managing and distributing medical images and related patient information. Our products capture, compress, transmit, route and store medical images, including x-rays, MRIs, CTs and ultrasounds. Our offerings also permit the coordinated transmission and review of images and related patient information over both proprietary networks and the internet. Our customers are providers of radiology imaging and interpretive services, including radiologists, hospitals and outpatient imaging facilities, and often operate as part of complex health care networks. We believe that we have the largest installed user base of any company in our business. Our products are installed in approximately one of four U.S. imaging facilities and provide image viewing capabilities in one of four U.S. radiologists' homes.

   Our FrameWave products are modular in design and allow us to tailor solutions to our customers' needs. This could entail providing an entire image management workflow solution or individual applications that can be integrated with the customer's existing products. FrameWave incorporates our advanced proprietary software including our compression technology. We believe our FrameWave technology provides us with a significant competitive advantage. Building from this FrameWave technology, we have developed internet-based offerings that provide secure access to images and other medical information quickly and easily using any commercially available internet browser. We believe this universal accessibility will expand the use of electronic image management tools.

   FrameWave Web and eMed_Web, which we intend to introduce later this year, enable our customers to reduce costs and improve their service. Through the individual eMed_Web sites we intend to establish and manage for our customers, our customers will have FrameWave Web's integrated image and report management capabilities as well as the opportunity to incorporate other clinical and marketing information.

   As part of our solutions, we provide our customers remote comprehensive support services through our network operations center, which is fully staffed 24 hours a day, seven days a week. Because medical imaging is critical to patient diagnosis and care, we believe that our customers highly value comprehensive support services that increase the reliability of their medical image management systems. Our network operations center personnel are able to remotely monitor and manage customer systems in order to identify and resolve system problems. These support services include the ability to remotely diagnose problems related to portions of a customer's system provided by third parties. The level of service we provide enables many customers to outsource the technical management of their image distribution and management systems to us.

Strategy

   Our objective is to become the leading supplier of comprehensive, medical imaging workflow solutions to health care providers by leveraging our advanced technology and experience. Elements of our strategy to achieve this objective include:

  . Introducing eMed_Web websites. We intend to introduce our eMed_Web website development and hosting service later this year. We believe that eMed_Web will increase our market penetration, build a recurring revenue base and generate other sources of revenue. We believe that offering the ability to cost-effectively manage the accessibility and distribution of imaging, marketing and other information over the internet will drive the adoption of our eMed_Web sites.

  . Expanding our sales by continuing to develop additional medical imaging workflow solutions. We intend to expand our suite of medical imaging workflow products and services. For example, the reports that accompany medical images are generally prepared and stored through inefficient dictation and transcription procedures. To address this inefficiency, we intend to incorporate a speech-to-text transcription capability into our workflow solutions. Also, reporting, scheduling and billing are

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

     currently maintained on separate information systems from medical images. We believe that efficiencies can be achieved by eliminating the need for redundant information systems. We intend eMed_Web to serve as a platform for offering these additional workflow solutions.

  . Leveraging our relationships with our installed users to increase sales. We recently acquired E-Systems Medical Electronics in order to access a significant installed user base which we believe is ripe for upgrade. We will continue to aggressively market our internet-based and other products to our installed user base. We believe that our installed base of over 1,800 hospitals and outpatient imaging centers and over 7,000 radiologists provides us with a significant advantage in gaining acceptance of and selling our current products and services, the eMed_Web service and planned enhancements to our current workflow solutions.

  . Expanding our sales and marketing efforts. We believe there is a significant opportunity for us to increase our revenues through expanded sales and marketing efforts. Our success to date has been achieved with modest sales and marketing efforts and we believe that by investing additional resources, we can increase sales significantly. We intend to devote significant additional resources to market and sell our products and services to both new customers and our installed user base. We also intend to expand the scope of our sales and marketing efforts into promising international markets.

  . Engaging in strategic acquisitions and relationships. We intend to engage in acquisitions and enter into strategic relationships to accelerate the implementation of elements of our strategy. We may pursue acquisitions, partnerships or licensing arrangements to obtain technology if we determine that to do so would be more cost effective or timely than developing our own. We also may selectively continue to broaden our user base through acquisitions to improve our economies of scale.

Market Opportunity

   Growing Market for Radiology Services. According to the Health Care Financing Administration, or HCFA, total expenditures on health care services in the United States were approximately $1.1 trillion in 1997 and are expected to reach approximately $2.1 trillion by the year 2007. Based on historical data, we believe that over 350 million radiology studies are conducted annually, with an average per study cost of approximately $200. The number of studies has grown due to the increasing usefulness of radiology as a non-invasive diagnostic technique and the general aging of the U.S. population. Medical imaging is critical to patient diagnosis and care across a broad spectrum of health care procedures and disease states. Moreover, an increasing proportion of these studies is produced in digital format from devices such as MRIs and CTs. All states have record retention regulations which require radiology images to be stored for several years.

   Fragmented Industry Complicates Communications and Transactions. Radiology images and information are used by a broad cross-section of industry participants including radiologists, referring physicians, hospitals and outpatient imaging centers. Today there are over 29,000 radiologists organized into approximately 3,200 radiology practice groups serving approximately 2,350 imaging centers and over 5,000 hospitals. Referring physicians are a particularly disparate group. Of the 740,000 physicians in the United States, 60% of them are either sole practitioners or practice in partnerships of only two physicians. Efficient systems for the distribution, management and storage of radiology images and information is critical to all of these constituencies. The inability to easily access and the failure to appropriately manage this information can result in unnecessary expense. HCFA estimates that approximately 10% of all health care expenditures are the result of a duplication of care due to missing patient information.

   Inefficiencies in Workflow and Information Technology. Radiology images, even those generated in a digital format, are typically printed to film for the radiologist's interpretation. The current paradigm for a typical radiology procedure is as follows: a technician produces the radiology images; the images are printed to film and copies of the images are provided to the radiologist for review and diagnosis; the radiologist dictates a report into a recorder; a clerk transcribes the oral report into a first draft written report for the radiologist's review; a final report is generated and distributed to the referring physician and any consulting specialist; duplicate copies of the images are produced and are delivered by courier to the referring physician and any

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

consulting specialist. Under this paradigm, it often takes 2 to 3 days to produce a final report and to deliver the images and related report to the referring physician. The significant costs associated with creating duplicate film images for multiple users, delivering images to remote locations by courier, creating reports using conventional transcription services, storing reports and storing images on film represent inefficiencies in medical imaging workflow which can be rectified with improved use of information and workflow technology. Based on a 1996 Mayo Clinic report, for radiology images generated each year, more than $5.6 billion is spent on radiology film and processing costs and costs associated with the handling and storing of these films over their lifetime. We estimate that the cost of conventional transcription of dictated reports is approximately $950 million annually.

   Competitive Pressure on Radiology Providers. Radiology, like other medical specialties, has been fundamentally affected by change in the structure and economics of U.S. health care. Health care payors and providers are forcing radiologists and imaging facilities to reduce unit fees, improve the timeliness and availability of interpretations and related patient images, and ensure the availability of sub-specialist radiologists. This pressure has driven radiology providers to look for ways to enhance their efficiency and to provide better service to referring physicians and other constituencies. Many of these improvements can be achieved through the use of electronic medical imaging workflow solutions.

   Growth of the Internet. The internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications. The power and ability of the internet to connect various participants in the health care industry, from physicians, to hospitals, to patients, creates an opportunity to advance the state of information technology in the health care industry. Internet-based workflow solutions permit more efficient distribution of information over a broader range of remote locations than proprietary dedicated networks. We believe that physicians are increasingly using internet-based medical applications. We believe that medical imaging workflow management is uniquely suited to benefit from internet-based tools, given the fragmentation of the health care industry, the amount and complexity of the data produced and the need for timely access to medical imaging information.

eMed Solutions

   We have worked with providers of radiology imaging and interpretive services since 1992 to understand the inefficiencies in medical imaging workflow and to design cost-effective solutions. Based on this insight, we have been able to focus our efforts on solutions that provide our customers with cost savings, increased efficiencies and competitive advantages. Our products and services incorporate advanced technology and offer our customers the following advantages:

   Our advanced technology improves our customers' cost effectiveness. Our advanced proprietary technology allows our customers to reduce their costs. For example, we have pioneered the utilization in medical imaging of a file compression technology known as "wavelet." This compression technology permits users to compress very large data files required for film images like x-rays into files as small as one-fiftieth the original size, without visible loss of image quality. Other compression technologies typically achieve compression ratios of one-half or one-third of their original size. Our compression technology significantly reduces our customers' network transmission and data storage costs. Using our FrameWave products, a medical image transmission which would otherwise take up to 27 minutes in uncompressed form can be completed in as little as 30 seconds.

   Our products and services enable our customers to enhance their competitiveness. Our products and services are designed to enhance our customers' ability to market their services and to serve their customer base of referring physicians. By designing our products to operate over the internet with any commercially available internet browser, we enable our customers to quickly and easily:

  .  provide remote access to medical images and related information; and

  . communicate medical and marketing information to their referring physicians and other constituencies.

   We believe this enhanced access to images and information will allow our customers to provide faster, higher quality and more responsive service to their referring physicians and other constituencies.

   The modularity of our products and services permits us to tailor solutions to our customers' needs. Our FrameWave products and eMed_Web are modular in design and allow us to conform our products and services to our customers' functionality and budget requirements. We can provide an entire image management workflow solution. Alternatively, customers can integrate our products and services on an application-by-application basis with systems previously acquired from other vendors. For example, customers can obtain the benefits of our internet offerings without replacing their existing medical imaging management systems, modalities, or film printer networks.

   We provide our customers with comprehensive support. Our comprehensive support services increase the cost effectiveness and reliability of our customers' medical imaging information systems. Because medical imaging is critical to patient diagnosis and care, we believe that our customers highly value comprehensive support services that increase the reliability of their medical image management systems. Our network operations center personnel are able to remotely monitor and manage customers' systems and identify and resolve system problems. These services include the ability to remotely diagnose problems throughout a customer's image distribution and management system, including components of a system provided by the customer or other third party vendors. Our comprehensive support service enables many customers to outsource the technical management of their image distribution and management systems to us.

Products and Services

   Our products and services are sold as solutions tailored to the specific needs of our customers. Our products generally consist of industry standard, third-party hardware, elements of third party software and our proprietary software. Our flagship products and services described below are currently marketed and sold under the FrameWave brand name. In addition, we market PACSPro image acquisition devices which we acquired through the E-Systems Medical Electronics acquisition. Our internet-based offerings are designed to enhance our customers' image management systems. Image management systems may include image acquisition devices, image management servers, image review workstations and electronic image archives. All of these products can be purchased from us individually or in larger system configurations.

                               FrameWave Products

   FrameWave Web. Our FrameWave Web product is an internet-based image and report distribution system which enables access to images, together with reports about the images, in an integrated presentation. FrameWave Web also includes multiple security features for protection of the confidentiality of patient information, including access control, information control and transaction logging.

   Image Acquisition Devices. Our image acquisition devices that convert hard-copy x-rays into digital form include high-resolution scanners and our proprietary software. Others use our proprietary software to directly obtain images from equipment that creates them in electronic format. These images can then be electronically distributed and managed in compliance with industry standards. All of our image acquisition products feature graphical user interfaces for ease of use.

   Servers. We offer a variety of servers with advanced proprietary software that compress, decompress, store and manage medical images and interface with different medical information systems to provide an integrated view of related patient information over a variety of networks. Our servers can be configured in a variety of ways to meet the workflow and budget requirements of our customers.

   Clinical Image Viewers. Our viewers are self-installable software products that permit users to view medical images on personal computers while at home or in the office through a telephone connection to a hospital. This product includes both our proprietary software and software licensed from third parties. FrameWave viewers support direct telephone connections to our network operations center enabling remote support service.

   Diagnostic Workstations. We offer high performance image display workstations suitable for primary diagnostic use. Diagnostic workstations consist of two or more high resolution, grayscale monitors and a workstation running proprietary image manipulation and display software. Our workstations offer a wide variety of image manipulation tools and are designed to comply with the American College of Radiology Standards for Teleradiology. Our workstation products are intended for use in a hospital, imaging center or similar facility where patient diagnosis is performed.

   Archives. We offer archives that provide cost-effective storage of digital images. An archive includes our proprietary database management application for the organization and retrieval of medical images. An archive permits short-term and long-term storage capacity, both of which may be expanded through upgrades following an initial purchase. The archives serve as economical alternatives to the storage of hard copy films that health care professionals are required by law to retain for several years.

                                    Services

   eMed_Web. eMed_Web is a website development and hosting service which incorporates our FrameWave Web image and report management technology. With our eMed_Web service, we intend to establish and manage individual customer websites. Through these eMed_Web sites, our customers will be able to make available images and related patient information remotely over the internet. Health care professionals, including radiologists, will be able to access these images and information with authorizing passwords. Also, eMed_Web sites will provide customers the opportunity to incorporate other clinically relevant information and marketing information targeted at their customers. In addition, we intend eMed_Web to serve as a platform from which we can offer additional workflow solutions and other information of interest to health care professionals. The servers that will host the eMed_Web sites will be located at customer sites and supported from our headquarters in Lexington, Massachusetts.

   Customer Service and Training. Comprehensive, system-wide support is an integral part of the solutions we offer our customers. Our network operations center is staffed 24 hours a day, 7 days a week with engineers, application specialists and clinical coordinators. Our products include remote diagnostics technology which permits our network operations center to remotely assume operation of a customer's equipment. This permits us to offer a high level of support at relatively low cost. We market this comprehensive network-based support service as a separate, purchasable offering, not included in the customer's first-year warranty. Approximately 85% of our FrameWave customers have purchased this enhanced service offering.

   Our products are typically sold with a one year warranty. After the expiration of the warranty, we encourage our customers to purchase annual service contracts. Approximately 75% of our customers with FrameWave applications have purchased post-warranty annual service contracts.

   We sell installation services in connection with the sale of our products. Upon completion of installation, we conduct formal training at the customer's site in group settings and teach our customers through "hands on" instruction on our products. We are certified by the American Association of Radiology Technologists to train customer technologists in the use of our medical imaging management systems. Because of this certification, training provided by our employees satisfies three hours of required continuing education certification. The average time from the beginning of installation through acceptance testing is less than two weeks.

   We outsource a portion of the on-site installation, training and repair services described above to third party contractors as well as our independent sales and service organizations.

Sales and Marketing

   We employ a direct sales force and we utilize independent sales and service organizations. We manage our independent sales and service organizations to complement our direct sales force. Members of our direct sales force are assigned to regional territories and are responsible for customer activity within their regions.

   The independent sales and service organizations purchase products from us and resell to their customers at prices they determine. Their customers execute contracts directly with us covering warranty and other service and support. We have also begun to train and engage a few of these organizations to provide on-site service to customers under our supervision. These services include installation, training and on-site repair.

   Our marketing activities include telemarketing, advertisements in trade journals and news releases to the trade press. The focus of our telemarketing efforts is our installed user base. We also present our products at multiple trade shows throughout the year. The most significant of these trade shows is the Radiological Society of North America meeting held in late November of each year.

Technology

   We have historically developed products and services through our own research and development, acquisitions and strategic relationships. As of August 1, 1999, our engineering group included approximately one-fourth of our employees. We will continue to pursue product and service development internally as well as through strategic relationships.

   The core technology employed in our internet application is what is referred to as dynamic HTML, which is integrated with our compression technology. This technology, which we license from AWARE, Inc., differs from typical HTML-based applications due to the number, size, and grayscale characteristics of the images. For example, one 14"X17" film, digitized at the resolution standard adopted by the American College of Radiology Standards for Teleradiology, results in excess of ten megabytes of data. Our internet server technology delivers images, text, and voice over any internet connection, including dial-up modem connections, with acceptable clinical performance. Our internet server technology is browser-independent and employs layered security defenses against unauthorized access, as well as secure socket layers, to ensure secure transfer of information over the internet. Our internet server technology has been jointly developed under an exclusive relationship with AWARE.

   All of our products except our archive products operate on computers with Intel Pentium processors that run the Microsoft Windows NT or Windows SQL Server operating systems. Our archive products are built on the Sun Sparc platform. We believe that the use of a well known and highly developed hardware and operating system platform simplifies manufacturing and support, encourages customer acceptance, and reduces the risks of technological obsolescence.

   All of our FrameWave products are fully DICOM-compliant and all of our current PACSPro products can be upgraded to be DICOM-compliant. DICOM, or Digital Imaging Communications for Medicine, is an industry standard network communications protocol that allows DICOM-compliant imaging modalities and other image-related devices to directly communicate with each other without proprietary interfaces or translations. In addition, our products comply with the benchmarks for quality and professional practice established by the American College of Radiology Standards for Teleradiology. Our comprehensive support services facilitate our customers' quality assurance requirements within these standards.

Production

   Most of our products include some hardware components, our proprietary software, and software licensed from others. All of the hardware components of our products are acquired from third parties. We assemble and test components and sub-assemblies acquired from vendors, and integrate our proprietary and licensed application software programs. We operate under FDA Good Manufacturing Practices rules, and we have registered with the FDA as a medical device manufacturer. We have elected to rely on a limited number of suppliers for most of our components in order to achieve more advantageous pricing through increased volume. However, we believe that additional suppliers are available for our hardware components.

   Our licensing agreement with AWARE regarding jointly developed web server technology provides that we will have exclusive rights to this technology for medical use through its termination on December 31, 2005 and have non-exclusive rights for a period following termination. This agreement also provides that, until the same date, AWARE will be our exclusive supplier of web-based image viewing and distribution software for use in our products. We have agreed to pay license fees to AWARE based upon the sales we make to our customers. We have agreed to devote resources to marketing, support and further development of our web product, and AWARE has agreed to devote engineering resources to develop new features, applications and technology at our request. The web server technology agreement provides that AWARE will have exclusive rights to this technology for non-medical use, and will make royalty payments to us for any licenses granted by AWARE to customers for non-medical use.

   We license compression technology from AWARE under a separate agreement that provides that we will have rights to this technology for medical use on a non-exclusive basis through December 31, 2004. We have agreed to pay license fees for compression technology to AWARE based upon the sales we make to our customers.

   Our licensing agreement for our image viewing software expires on March 31, 2000. Other software included in our products is licensed under a long-term agreement which terminates on December 31, 2004. Both of these agreements provide for payment of license fees based upon the number of copies of the software we use, and require us to obtain signed agreements from our customers containing specified software licensing provisions. In some cases we have prepaid, or committed to pay, license fees for software not yet utilized in order to obtain improved pricing or other benefits. If any of these agreements expire or are terminated, we believe we would be able to obtain suitable replacement vendors or internally develop substitute software.

Intellectual Property

   We generally do not rely on patent protection for our products and services. Instead, we rely on a combination of copyright and trade secret law, employee and third party nondisclosure agreements, and other protective measures to protect our intellectual property rights. Our policy is to require our employees, contractors and consultants who may have access to our confidential information, and parties to collaboration agreements to execute confidentiality agreements upon the commencement of employment, consulting relationships or collaborations. We also seek to continuously develop and improve our products and services in order to offer features not available from our competitors. We also rely on licensing opportunities to develop and maintain our competitive positions.

   We have registered the names "eMed," "FrameWave" and "PACSPro" as trademarks with the United States Patent and Trademark Office and have reserved the internet address: www.eMed.com.

   We own three issued U.S. patents covering automated distribution of medical images over data processing networks. Since this functionality is not yet necessary in the way medical imaging applications are currently utilized, we have not yet incorporated these into our products and services.

Competition

   Competition in the medical image management market is intense. Competition in our markets is based on price, functionality, reliability, reputation of the vendor, and service. Our ability to maintain our competitive position will depend on our ability to continue to innovate while maintaining quality and customer satisfaction.

   A large number of companies offer medical imaging management and distribution products that are competitive with ours, including internet-based products. A number of smaller vendors offer products which compete with a portion of our current product line. In addition, many of our competitors are larger than we are, have been in business longer than we have, and have greater financial, technical, research and development and sales and marketing resources than we do. Several large multinational corporations, including Agfa, Siemens, General Electric Medical Systems and Kodak compete in our market. Many of our competitors have the resources to offer their products at greatly discounted prices, or to offer functionality competitive with our products at no charge in connection with the sale of related or complementary products or systems. Customer decisions to purchase our products are often influenced by the perceived stability and market recognition of the vendor. We may be at a disadvantage because many of our competitors are better known and perceived as less risky than we are.

   Our current and future internet-based products and services will compete in a market that is rapidly growing and not yet fully defined. A number of companies have recently entered the field of medically related internet services including Healtheon, CareInsite, and Medscape. We expect this trend to continue. We also expect our business plan and the business plans of these companies to overlap in time, creating both increased competition and opportunities for strategic relationships.

Government Regulation

   The manufacturing and marketing of our products are subject to FDA medical device regulations in the United States and to similar regulations in other countries by corresponding regulatory authorities. The FDA regulations govern the testing, manufacture, labeling, record keeping, approval, advertising and promotion of our products and services. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Our ability to market new products and improvements to existing products will depend on obtaining new clearances and approvals in the future.

   The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act prior to the marketing of the new device or commercializing the new indication. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. Although it is believed to be a shorter, less costly regulatory path than the process to obtain approval of a premarket approval application, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and can extend the regulatory review process for a considerable length of time. All of our commercially available products have received 510(k) clearance from the FDA.

   We are also required to register as a medical device manufacturer with the FDA and as a medical device distributor with the Texas Department of Health. The FDA requires us to maintain detailed manufacturing records, device history records and complaint logs. We are subject to inspection and audit by the FDA for compliance with Good Manufacturing Practices (as defined by FDA rules) and other applicable regulations. Our most recent FDA inspection and audit was completed in the second quarter of 1999 and did not identify material problems.

   Even after market introduction, the FDA continues to regulate the design, manufacture and labeling of our medical products. Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, seizures of products, total or partial suspension of production, refusal of the FDA to grant clearances or approvals, withdrawal of existing clearances or approvals, or criminal prosecution.

   Sales of our products and services outside of the United States, which has been minimal to date, are subject to foreign regulatory requirements that vary widely from country to country. In Europe, we will be required to obtain the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to our products for sales in member countries.

Employees

   As of September 17, 1999, we employed 110 persons. None of our employees are represented by unions.

Properties

   We maintain our headquarters and assembling facility in approximately 25,500 square feet of leased space in Lexington, Massachusetts. We also maintain a sales and service facility in approximately 8,000 square feet of leased space in San Antonio, Texas. We can provide all of our support services from either our Lexington or San Antonio location. We believe that our properties are adequate and suitable for their intended purposes.

Litigation

   We are party to suits and regulatory proceedings arising in the ordinary course of our business, none of which we believe are material.

                                   MANAGEMENT

   The following table sets forth information concerning our officers and directors.

 Name                       Age                  Position
 ----                       ---                  --------
                                Chief Executive Officer, President and
 Scott S. Sheldon..........  38 Director

 Christine L. Chung........     Vice President -- Business Operations,
                             32 Corporate Secretary

 Jerry Froelich, M.D.......  47 Chief Medical Officer

 Gary A. Lortie............     Chief Financial Officer, Vice President --
                             40  Finance and Administration

 David J. Mahoney..........  36 Vice President -- Sales

 Howard Pinsky.............  45 Chief Technology Officer

 John Strauss..............  44 Vice President -- Marketing

 James J. Bochnowski.......  56 Director, Chairman of the Board

 Thomas B. Neff............  45 Director

 Thomas O. Pyle............  59 Director

 Michael Schmertzler.......  47 Director

 Donald E. Strange.........  55 Director

   Scott S. Sheldon has served as our President, Chief Executive Officer, and a Director since he co-founded eMed in March 1992. From 1987 through 1992, he held various positions in the Mergers and Acquisitions and Corporate Finance Departments at Morgan Stanley.

   Christine L. Chung has served in various senior capacities since joining eMed in September 1992. She currently serves as Vice President of Business Operations and Corporate Secretary. Prior to joining eMed, she served as a strategy consultant for Monitor Company.

   Jerry Froelich, M.D. has served as our Chief Medical Officer since August 1999. From 1990 until joining eMed, Dr. Froelich had been a partner in Radiology Imaging Associates in Denver, Colorado. Radiology Imaging Associates is a group of 42 sub-specialty radiologists which provides radiology service to 10 hospitals and 15 clinics. He was Medical Director of Radiology at the Columbia Swedish Medical Center in Englewood, Colorado, and a Clinical Associate Professor of Medicine at the University of Colorado.

   Gary A. Lortie has served as our Chief Financial Officer and Vice President of Finance and Administration since May 1998. From 1997 until joining eMed, Mr. Lortie served as the Director of Corporate Development for the Biomedical Division of Thermo Electron Corporation. From 1996 to 1997, Mr. Lortie served as President for the Moisture Systems Division of Thermo Electron. From 1993 to 1995, he served as Director of Finance and Administration for Thermedics Detection, a subsidiary of Thermo Electron. Mr. Lortie is a certified public accountant.

   David J. Mahoney has served as our Vice President of Sales since February 1998. Since 1988, Mr. Mahoney has held various sales and sales management positions in the electronic medical imaging management industry. From 1997 until joining eMed, Mr. Mahoney was America's Sales Manager for General Electric's Medical Systems Integrated Imaging Solutions Division. From 1996 to 1997, Mr. Mahoney held the position of Vice President of Sales for Lockheed Martin's Medical Systems business until it was acquired by General Electric. From 1995 to 1996, Mr. Mahoney held the position of National Sales Manager with Loral's Medical Imaging Systems business until it was acquired by Lockheed Martin. From 1988 until 1995, Mr. Mahoney held various positions with Advanced Video Products/E-Systems, a predecessor company to eMed.

   Howard Pinsky has served as our Chief Technology Officer since January 1993. From 1992 until joining eMed, Mr. Pinsky was Vice President of Customer Service for RSTAR, Inc., an electronic medical imaging management technology spin-off of the Massachusetts General Hospital Department of Radiology. From 1987 to 1992, Mr. Pinsky was Senior Systems Consultant for Digital Equipment Corporation's health care group.

   John Strauss has served as our Vice President of Marketing since May 1999. From 1990 until joining eMed, Mr. Strauss was Director of Marketing, Imaging and Information Networks for Fuji Medical Systems U.S.A., Inc. and was responsible for the electronic medical imaging and computed radiography product lines.

   James J. Bochnowski has served as one of our directors since July 1996 and currently serves as our Chairman. Mr. Bochnowski has been a General Partner with Delphi Ventures, a private venture capital firm providing financing and supportive business expertise to young biomedical and health care companies, since he co-founded Delphi Ventures in 1988.

   Thomas B. Neff has served as one of our directors since November 1995. Mr. Neff has been Chairman and Chief Executive Officer of FibroGen, Inc. which produces recombinant collagen and gelatin and develops anti-fibrosis therapies, since 1993. Mr. Neff has also been General Partner of Three Arch Bay Health Sciences Fund, a private investment fund focused on emerging biomedical companies, since 1993. Mr. Neff has also been General Partner of Pharmaceutical Partners I and Pharmaceutical Partners II since 1993 and 1994.

   Thomas O. Pyle has served as one of our directors since June 1993. He has been the Chairman of Interstudy, a leading health policy organization, and Chairman of its affiliate, The Jackson Hole Group. From 1972 to 1991, Mr. Pyle held various senior management positions at Harvard Community Health Plan, becoming its President, Chief Executive Officer and a member of its Board of Directors in 1978. From October 1993 to September 1994, Mr. Pyle served as Chief Executive Officer of MetLife HealthCare Management Corp., Inc. He serves as a director of Millipore Corporation, Lincare Holdings Inc. and various other private companies.

   Michael Schmertzler has served as a director since he co-founded eMed in March 1992. Since 1997, Mr. Schmertzler has served as a Managing Director of Credit Suisse First Boston and co-head of the United States and Canadian investment activities of its Private Equity Division. From 1992 to 1994, Mr. Schmertzler was a Managing Director of MS Partners Inc., a general partner of MSX Public Life Sciences Fund. Prior to that, he was a Managing Director of Morgan Stanley and Lehman Brothers Kuhn Loeb.

   Donald E. Strange has served as one of our directors since June 1993. From 1996 until 1998, Mr. Strange served as Chief Executive Officer, President and Chairman of the Board of First New England Dental Centers, Inc. Prior thereto, Mr. Strange served as Chairman and Chief Executive Officer of TRANSCare, a leading provider of patient transportation services. Since 1974, Mr. Strange has served in various senior management capacities at Hospital Corporation of America, Avon's Health Care Group, and EPIC Health Care Group. He currently serves on the Board of Directors of Bon Secours Health System Inc. First New England Dental Centers, Inc. filed for bankruptcy in February 1998.

Board of Directors

   Upon consummation of this offering, our board of directors will be divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms), subject to election and qualification of their successors or their earlier death, resignation or removal. Messrs. Sheldon and Schmertzler will serve for an initial one-year term expiring at our annual meeting in 2000. Messrs. Bochnowski and Pyle will serve for an initial two-year term expiring at our annual meeting in 2001. Messrs. Neff and Strange will serve for an initial three-year term expiring in 2002. Our executive officers are elected by the board of directors and serve at the discretion of the Board.

Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, consisting of Messrs. Bochnowski, Neff and Strange recommends salaries and bonuses and other compensation matters for our officers and makes recommendations regarding our stock plans. None of these members has served as an officer of eMed. The audit committee, consisting of Messrs. Pyle and Schmertzler, has the authority to recommend the appointment of our independent auditors and to review the results and scope of audits, internal accounting controls and tax and other accounting-related matters.

Director Compensation

   Non-employee directors are reimbursed for their expenses of attending meetings, but currently do not receive any cash compensation for their services. We expect, however, that in the future, non-employee directors will be paid an annual cash retainer in addition to being reimbursed for all reasonable expenses incurred in attending meetings. On February 4, 1999, we granted Messrs. Bochnowski, Neff, Pyle, Schmertzler and Strange options to purchase 6,250 shares of our common stock at a purchase price of $1.20 per share. On June 30, 1999, we granted Messrs. Bochnowski, Neff, Pyle, Schmertzler and Strange options to purchase 6,250 shares of our common stock at a purchase price of $2.04 per share.

Executive Compensation

   The following table shows the cash compensation paid or accrued for the year ended December 31, 1998, to our Chief Executive Officer and to each of our three highest paid executive officers other than the Chief Executive Officer who received more than $100,000 in salary and bonus during the year ended December 31, 1998 (the "Named Executive Officers"). No other executive officer received more than $100,000 in salary and bonus during this period.

                                    Annual       Long-Term
                                 Compensation   Compensation
                                 ------------ ----------------
                                              Shares of Common
                                              Stock Underlying    All Other
Name and Principal Position       Salary($)     Options (#)    Compensation ($)
---------------------------      ------------ ---------------- ----------------
Scott S. Sheldon................   $160,500       166,666          $ 1,538(3)
 Chief Executive Officer and
 President

Howard Pinsky...................   $136,800       125,000          $ 8,656(4)
 Chief Technology Officer

David J. Mahoney(1).............   $107,100        25,000          $12,880(5)
 Vice-President -- Sales

Howard B. Kaufman(2)............   $106,700         4,166          $ 1,143(3)
 Vice-President -- Operations

--------
(1) Mr. Mahoney joined eMed in February 1999.

(2) Mr. Kaufman resigned his position as an officer of eMed in March 1999.

(3) Represents premiums paid on term life insurance policies.

(4) Represents an annual car allowance of $7,200 and premiums of $1,456 paid on a term life insurance policy.

(5) Represents commissions of $11,747 and premiums of $1,133 paid on a term life insurance policy.

Option Grants in Last Fiscal Year

   The following table sets forth grants of stock options to the Named Executive Officers for the year ended December 31, 1998. We have not granted any stock appreciation rights during 1998. The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of shares of common stock granted to employees for the year ended December 31, 1998. All options were granted at fair market value on the date of grant as determined by the board of directors, unless otherwise indicated.

                                                                             Potential
                                                                         Realizable  Value
                                                                            at Assumed
                                                                          Annual Rates of
                                                                            Stock Price
                                                                         Appreciation for
                                       Individual Grants                    Option Term
                         ----------------------------------------------- ------------------
                         Shares of
                           Common      Percent of
                           Stock      Total Options
                         Underlying    Granted to   Exercise
                          Options     Employees in  Price Per Expiration
Name                      Granted      Fiscal Year    Share      Date       5%      10%
----                     ----------   ------------- --------- ---------- -------- ---------
Scott S. Sheldon........  166,666(1)        30%       $1.20    3/31/08    124,000  320,000
Howard Pinsky...........  125,000(1)        22%       $1.20    3/31/08     93,000  240,000
David J. Mahoney........   25,000(2)         5%       $1.20     1/1/06     14,400   34,200
Howard B. Kaufman.......    4,166(3)         1%       $1.20    3/31/08      3,100    8,000

--------
(1)  Options vest 6.25% each fiscal quarter following the date of grant.
(2) Options vest 100% on the fourth anniversary of the date of grant, provided that, if Mr. Mahoney is terminated without cause, a portion of the options will vest equal to 6.25% multiplied by the number of fiscal quarters since the date of grant to termination.
(3) 1,302 of the options vested and were exercised by Mr. Kaufman. The remaining 2,864 options were canceled on March 31, 1999.

Fiscal Year-End Option Values

   The table below sets forth information for the Named Executive Officers with respect to options exercised during the fiscal year ended December 31, 1998 and options held as of December 31, 1998. There was no public trading market for our common stock as of December 31, 1998. Accordingly, the values in the table have been calculated on the basis of an assumed initial public offering price of $13.00 per share less the applicable exercise price.

                                                  Number of Shares of
                                                Common Stock Underlying    Value of Unexercised
                            Common                Unexercised Options     In-the-Money Options at
                            Stock               at Fiscal Year End (#)        Fiscal Year End
                         Acquired on   Value   ------------------------- -------------------------
Name                     Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
Scott S. Sheldon........       0        --       84,604       129,909     1,532,926      998,327
Howard Pinsky...........       0        --       74,971       116,015       886,194    1,369,036
David J. Mahoney........       0        --            0        25,000             0      295,000
Howard B. Kaufman.......       0        --        4,686         7,814        55,295       92,205

Compensation Committee Interlocks and Insider Participation

   Series G Preferred Stock From March through June 1996, we sold an aggregate of 771 shares of Series G preferred stock for net proceeds of $3,848,000 including $217,000 in face amounts of convertible debt and redeemable preferred stock that were exchanged for shares of Series G preferred stock. On the closing of this offering, each share of Series G preferred stock will convert into 1,388.89 shares of common stock. The early investors in the Series G financing also received warrants to purchase an aggregate of 64,774 shares of common stock at an exercise price of $1.20 per share. Three Arch Bay Health Sciences Fund, which holds more than 5% of our common stock and for which Thomas Neff, our director, has management authority, and related persons purchased an aggregate of 540 shares of Series G preferred stock, together with warrants to purchase 50,000 shares of common stock.

   1997 Convertible Note Transaction, Series J Preferred Stock In June 1997, we sold $1.5 million in principal amount of convertible subordinated notes for aggregate proceeds of $1.5 million. These notes were automatically convertible, upon our sale of new equity securities for gross proceeds of at least $1.5 million, into securities having the same price and terms as the new equity securities. Purchasers of the notes also received warrants to purchase an additional amount of the new equity securities having an aggregate purchase price of 30% of the amount of the purchaser's note, in exchange for their commitments to purchase the notes, at the same price that such new equity securities were issued to other investors. The notes had a maturity date of October 31, 1997 and bore interest at the rate of 6.0% per annum. Accrued interest converted on the same terms as the principal amount of the notes. In September 1997, these notes were automatically converted into 1,384,460 shares of our Series J preferred stock at a conversion price of $1.10 per share of Series J preferred stock. The warrants issued with the notes became warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. On the closing of this offering, each share of Series J preferred stock will convert into 0.42 share of common stock and the Series J warrants will become rights to purchase 170,449 shares of common stock.

   Three Arch Bay and related persons received warrants to purchase 204,545 shares of Series J preferred stock at an exercise price of $1.10 per share in connection with their commitment to purchase $750,000 in principal amount of the convertible subordinated notes. These convertible notes were converted into 691,240 shares of Series J preferred stock. Delphi Ventures III, L.P. and Delphi Bioinvestments III, L.P., which collectively hold more than 5% of our common stock and for each of which James Bochnowski, our director, has management authority, purchased an aggregate of $525,000 in principal amount of convertible subordinated notes, which were converted into 477,273 shares of Series J preferred stock, and received warrants exercisable for 143,182 shares of Series J preferred stock at an exercise price of $1.10 per share.

   Series K Preferred Stock In July 1998, various investors entered into commitments with us to purchase shares of our Series K preferred stock for an aggregate price of $2.5 million if we notified them of our election to sell the shares. These commitments provided that the Series K preferred stock would be issued at a price per share of either $1.40 or $1.50 per share depending on when we delivered notice of our election to sell. On the closing of this offering, each share of Series K preferred stock will convert into one share of our common stock. The investors who made these commitments were eligible to receive warrants at the time of their commitments to purchase in the aggregate 201,388 shares of our common stock at an exercise price of $0.02 per share as consideration for their commitments. The exercisability of the warrants was made subject to satisfaction of the Series K preferred stock purchase commitment if we elected to sell the shares. Three Arch Bay committed to purchase shares of Series K preferred stock for an aggregate of $500,000 and was eligible to receive as consideration warrants to purchase 40,277 shares of common stock.

   In January 1999, we elected to draw upon the initial investors' commitments to purchase Series K preferred stock. We sold additional shares of Series K preferred stock together with warrants to purchase additional shares of our common stock at an exercise price of $0.02 per share to other investors. In January we sold, in the aggregate, 2,500,000 shares of Series K preferred stock together with warrants to purchase 281,916 shares of common stock. Delphi Ventures and Delphi Bioinvestments purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000. We and Three Arch Bay amended Three Arch Bay's commitment to purchase Series K preferred stock to release Three Arch Bay from its obligation to purchase Series K preferred stock and to void the warrants previously issued to it.

Employment Contracts

   Scott S. Sheldon. We are a party to an employment agreement with Scott S. Sheldon. The term of the agreement is until December 31, 2000, although we may, by mutual agreement, extend the agreement for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Sheldon an annual salary of at least $175,000 beginning in April 1999. Mr. Sheldon is eligible to earn incentive compensation in an amount and on terms mutually agreed upon. In the event that we elect not to renew Mr. Sheldon's agreement or he is terminated without cause or other events which would constitute a constructive termination without cause, he would receive a severance payment of $95,000. However, if that termination occurs within 12 months after a change in control, he would receive 12 monthly installments of his base salary. If Mr. Sheldon's employment terminates due to his death, his beneficiaries would receive six monthly installments of his base salary after his death. If Mr. Sheldon's employment is terminated for any of the foregoing reasons, or if his employment is terminated due to disability, then he or his legal representative would maintain the right to exercise any stock option which is then exercisable, other than an incentive stock option, for the remainder of its term. On a change of control of eMed, all of Mr. Sheldon's stock options will vest and become exercisable.

   Howard Pinsky. We are a party to an employment agreement with Howard Pinsky. The term of the agreement is until December 31, 2000, although we may, by mutual agreement, extend the agreement for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Pinsky an annual salary of at least $160,000 beginning in April 1999. Mr. Pinsky is eligible to earn incentive compensation in an amount and on terms mutually agreed upon. In the event that we elect not to renew Mr. Pinsky's agreement or he is terminated without cause or other events which would constitute a constructive termination without cause, he would receive a severance payment of $86,000. However, if that termination occurs within 12 months after a change in control, he would receive 12 monthly installments of his base salary. If Mr. Pinsky's employment terminates due to his death, his beneficiaries would receive six monthly installments of his base salary after his death. If Mr. Pinsky's employment is terminated for any of the foregoing reasons, or if his employment is terminated due to disability, then he or his legal representative would maintain the right to exercise any stock option which is then exercisable, other than an incentive stock option, for the remainder of its term. On a change of control of eMed, all of Mr. Pinsky's stock options will vest and become exercisable.

1994 Stock Plan

   Our 1994 Stock Plan provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of shares of our common stock. The number of shares issuable pursuant to the 1994 Stock Plan is 2,062,500. Our board of directors is responsible for the administration of the plan and determines the term of each option, the option exercise price, the number of shares for which each option may be granted and the rate at which each option is exercisable. The board may grant incentive stock options only to employees, at an exercise price per share of not less than the fair market value per share on the date of grant and not less than 110% of fair market value in the case of holders of more than 10% of our voting stock. Non-qualified stock options, awards and stock purchase rights may be granted to any officer, employee, consultant or director. Grants under the 1994 Stock Plan cannot be made after August 10, 2004. As of September 17, 1999, 279,283 options are available for grant under the 1994 Stock Plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of September 17, 1999 and as adjusted to reflect the sale of the shares offered by us in this offering for (1) each person who is known by us to own beneficially more than five percent (5%) of our outstanding shares of common stock, (2) each director and Named Executive Officer, and (3) all directors and executive officers as a group. As of September 17, 1999, there were 8,413,475 shares of outstanding common stock. The table assumes the conversion of all outstanding preferred stock into common stock. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o eMed Technologies, 25 Hartwell Avenue, Lexington, MA 02421.

                                                              Percentage of
                                                               Common Stock
                                                            Beneficially Owned
                                                  Shares    ------------------
                                               Beneficially Prior to After the
Name of Beneficial Owner                          Owned     Offering Offering
------------------------                       ------------ -------- ---------
Scott S. Sheldon(1)...........................    261,488      3.1%     2.2%

Howard Pinsky(2)..............................    114,811      1.3%     1.0%

Howard B. Kaufman.............................          0      *          *

David J. Mahoney..............................          0      *          *

James J. Bochnowski...........................    936,389     11.0%     8.1%
 Delphi Ventures III, L.P. and affiliated
 entities(3)
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025

Thomas B. Neff................................    920,472     10.9%     8.0%
 Three Arch Bay Health Sciences Fund and
 affiliated entities(4)
 c/o FibroGen, Inc.
 225 Gateway Blvd.
 South San Francisco, CA 94080

Thomas O. Pyle(5).............................     31,570      *          *

Michael Schmertzler(6)........................    319,721      3.8%     2.8%

Donald E. Strange(7)..........................     33,554      *          *

Bedrock Capital Partners I, L.P. and affili-      861,490     10.2%     7.5%
 ated entities(8).............................
 One Maritime Plaza, Suite 500
 San Francisco, CA 94111

Bessemer Venture Partners IV L.P. and related     700,567      8.3%     6.1%
 entities(9)..................................
 83 Walnut Street
 Wellesley Hills, MA 02481

Pacific Venture Group, L.P. and an affiliated   1,325,448     15.7%    11.5%
 entity(10)...................................
 15635 Alton Parkway, Suite 230
 Irvine, CA 92618

Seaflower BioVenture Fund II, LLC and an af-      606,559      7.1%     5.2%
 filiated entity(11)..........................
 1000 Winter Street, Suite 1000
 Waltham, MA 02451

All directors and executive officers as a
 group (12 persons)(12).......................  2,690,579     30.0%    22.3%

--------
   * Less than one percent

   The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock that the stockholder has sole or shared voting or investment power and any shares of common stock that the stockholder has right to acquire within 60 days after September 17, 1999 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of common stock.

 (1) Represents 147,947 shares issuable to Mr. Sheldon upon the exercise of options exercisable within 60 days of September 17, 1999, 83,333 shares held by Scott Sheldon and Kimberly Howard-Sheldon as joint tenants with right of survivorship and 30,208 shares held by the Sheldon Children's 1999 Irrevocable Trust.

 (2) Represents 114,811 shares issuable to Mr. Pinsky upon the exercise of options exercisable within 60 days of September 17, 1999.

 (3)  Represents:

  .  22,916 shares held by Mr. Bochnowski.

  . 1,562 shares issuable to Mr. Bochnowski upon the exercise of options exercisable within 60 days of September 17, 1999.

  . 817,405 shares held by Delphi Ventures III, L.P. and 78,386 shares issuable to Delphi Ventures III, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 14,709 shares held by Delphi Bioinvestments III, L.P. and 1,411 shares issuable to Delphi Bioinvestments III, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

   Mr. Bochnowski, a director of eMed and a managing member of Delphi Management Partners III, L.L.C., which is the general partner of the partnerships listed above, may be deemed to share voting and dispositive power with respect to the shares listed above and not held by him individually, and disclaims beneficial ownership of such shares.

 (4) Represents:

  .  51,466 shares held by Mr. Neff.

  . 25,520 shares issuable to Mr. Neff upon the exercise of options exercisable within 60 days of September 17, 1999.

  .  710,799 shares held by Three Arch Bay Health Sciences Fund.

  . 99,919 shares held by Thomas B. Neff Family Partnership and 32,768 shares issuable to Thomas B. Neff Family Partnership upon the exercise of warrants exercisable within 60 days of September 17, 1999.

   Mr. Neff is a director of eMed and general partner of Three Arch Bay Health Sciences Fund and Thomas B. Neff Family Partnership.

 (5) Represents 31,570 shares issuable to Mr. Pyle upon the exercise of options exercisable within 60 days of September 17, 1999.

 (6) Includes 54,010 shares issuable to Mr. Schmertzler upon the exercise of options and warrants exercisable within 60 days of September 17, 1999.

 (7) Includes 31,570 shares issuable to Mr. Strange upon the exercise of options exercisable within 60 days of September 17, 1999.

 (8) Represents:

  . 751,219 shares held by Bedrock Capital Partners I, L.P. and 18,784 shares issuable to Bedrock Capital Partners I, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 40,785 shares held by Credit Suisse First Boston Bedrock Fund, L.P. and 787 shares issuable to Credit Suisse First Boston Bedrock Fund, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 39,973 shares held by VBW Employee Bedrock Fund, L.P. and 567 shares issuable to VBW Employee Bedrock Fund, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 9,375 shares issuable to Jason Rosenbluth upon the exercise of options exercisable within 60 days of September 17, 1999.

  All of the partnerships listed above are managed by Bedrock General Partner I, LLC. Bedrock Capital Partners I shares voting and dispositive power over the shares held by Mr. Rosenbluth pursuant to contractual arrangements and therefore may be considered the beneficial owner of these shares.

 (9) Represents:

  . 239,128 shares held by Bessemer Venture Partners IV L.P. and 7,314 shares issuable to Bessemer Venture Partners IV L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 238,686 shares held by Bessec Ventures IV L.P. and 7,194 shares issuable to Bessec Ventures IV L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 68,046 shares held by Bessemer Venture Investors L.P. and 2,013 shares issuable to Bessemer Venture Investors L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 28,546 shares held by BVP IV Special Situations L.P. and 845 shares issuable to BVP IV Special Situations L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . An aggregate of 106,036 shares held by, and 2,759 shares issuable upon the exercise of warrants exercisable within 60 days of September 17, 1999 to William T. Burgin, Neill H. Brownstein, Robert H. Buescher, G. Felda Hardymon, Christopher Gabrieli, the Gabrieli Family Foundation, Michael I. Barach, David J. Cowan, Bruce K. Graham, Ravi B. Mhatre, Gautam A. Prakash, Robi L. Soni, Joanna A. Strober, Craighall Corporation, Richard R. Davis, Conaly Partners, Lindsay 1994 Family Partnership, L.P., Rothfeld 1994 Family Partnership, L.P., John G. MacDonald, Howard S. Markowitz, Edward Park, Robert J.S. Roriston, Steven L. Williamson, and Woods 1994 Family Partnership, L.P.

  Deer IV & Co. LLC is the general partner of each of the partnerships listed in the first four paragraphs of this footnote. The individuals and entities listed in the fifth paragraph of this footnote are managers, members, former members or employees of, or otherwise associated with, Deer IV & Co., Deer II & Co. LLC (a company engaging in activities similar to those of Deer IV & Co.) or Bessemer Securities Corporation, or entities in which such persons hold beneficial interests. Bessemer Securities Corporation and its related entities comprise the limited partners of Bessemer Venture Partners IV and Bessec Ventures IV. The limited partners of BVP IV Special Situations are non-employee directors of Bessemer Securities Corporation. Pursuant to the rules of the Securities and Exchange Commission, each of the above individuals and entities may be deemed to be members of a group.

(10) Represents:

  . 1,227,619 shares held by Pacific Venture Group, L.P. and 38,473 shares issuable to Pacific Venture Group, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 57,552 shares held by PVG Associates, L.P. and 1,804 shares issuable to PVG Associates, L.P. upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  PVG Equity Partners, L.L.C. is the general partner of both of the partnerships listed above.

(11) Represents:

  . 290,178 shares held by Seaflower BioVenture Fund II, LLC and 78,543 shares issuable to Seaflower BioVenture Fund II, LLC upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  . 210,655 shares held by Seaflower Health and Technology Fund, LLC and 27,183 shares issuable to Seaflower Health and Technology Fund, LLC upon the exercise of warrants exercisable within 60 days of September 17, 1999.

  James Sherblom is the general manager of both of the limited liability companies listed above.

(12) Represents:

  .  Shares described in notes 1, 2, 3, 4, 5, 6 and 7 above.

  . 21,959 shares held by, and 50,613 shares issuable to, executive officers not listed in the notes above upon exercise of options exercisable within 60 days of September 17, 1999, officers of eMed not listed in the table above.

                              CERTAIN TRANSACTIONS

   In addition to the transactions described under "Compensation Committee Interlocks and Insider Participation" the following describes transactions in which our directors and principal shareholders have participated.

Series G Preferred Stock

   In 1996, Michael Schmertzler received 23.3 shares of Series G preferred stock and warrants to purchase 1,944 shares of common stock in exchange for $117,000 in face amount of our Series A redeemable preferred stock then held by Mr. Schmertzler.

Series K Preferred Stock


   Pursuant to their July 1998 commitments, in January 1999 Bedrock Capital Partners I, L.P., VBW Employee Bedrock Fund, L.P. and Credit Suisse First Boston Bedrock Fund L.P., which collectively own more than 5% of our common stock and for each of which Jason Rosenbluth, who was at the time a director, has management authority, purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000. Pacific Venture Group, L.P. and PVG Associates, L.P., which collectively hold more than 5% of our common stock, purchased 357,142 shares of Series K preferred stock and warrants to purchase 40,277 shares of common stock for aggregate consideration of $500,000. Bessemer Venture Partners IV, L.P., Bessec Ventures IV, L.P., and associated investors, who collectively hold more than 5% of our common stock, purchased 178,571 shares of Series K preferred stock and warrants to purchase 20,138 shares of common stock for aggregate consideration of $250,000.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 35,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 17, 1999, 8,413,475 shares of common stock were outstanding, held of record by 161 stockholders. As of September 17, 1999, options were outstanding which are exercisable for 1,696,598 shares of common stock at a weighted average exercise price of $1.51 per share. Also as of September 17, 1999, there were warrants to purchase 522,440 shares of common stock at exercise prices from $0.02 to $1.20 per share and warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. Upon the closing of this offering, the warrants to purchase Series J preferred stock will become warrants to purchase 170,449 shares of common stock. Also, as of September 17, 1999, 279,283 additional shares of our common stock had been reserved for issuance under our stock plans.

Common Stock

   Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in any dividends that may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of eMed, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders, in each case after payment of all of our liabilities and subject to preferences that may be applicable to any series of preferred stock then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of discouraging, delaying or preventing a change in control of eMed, regardless of whether the transaction may be beneficial to stockholders. We have no current plans to issue any additional shares of preferred stock.

Liability of Directors

   Our amended and restated certificate of incorporation provides that our directors shall not be liable to eMed or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors. This provision also does not shield our directors from liability under federal or state securities laws.

Antitakeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and By-laws

   Certain provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an antitakeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

   Delaware Anti-Takeover Laws. We will be subject to Section 203 of the Delaware General Corporation Law. This statute will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which one person became an interested stockholder, unless:

  . the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by our board of directors before the stockholder became an interested stockholder,

  . upon consummation of the transaction that made the stockholder an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

  . the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock, other than voting stock owned by the interested stockholder.

   A "business combination" generally includes mergers or consolidations between us and an interested stockholder, transactions with an interested stockholder involving our assets or stock or assets or stock of our majority-owned subsidiaries, if any, and transactions which increase an interested stockholder's percentage ownership of stock.

   An "interested stockholder" generally includes those stockholders who become beneficial owners of 15% or more of our voting stock, together with affiliates or associates of that stockholder.

   Cumulative Voting. Our amended and restated certificate of incorporation does not provide stockholders the right to cumulate votes in the election of directors.

   Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our by-laws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors or at the direction of stockholders holding in the aggregate at least 20% of our common stock. These provisions could have the effect of delaying for 90 days or until the next annual meeting of stockholders those actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because that person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called meeting of stockholders and not by written consent.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than (1) 60 days in advance of the meeting if it is held within 30 days before the anniversary of the previous year's annual meeting or
(2) 90 days in advance of the meeting if it is held on or after the anniversary of the previous year's annual meeting. In any other event, in order to be timely, notice from the stockholder must be received no later than the fifteenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. However, in the case of any meeting called at the direction of stockholders, the stockholders requesting the meeting be called must give us at least 90 days notice of any matter to be presented at that meeting.

   Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Classified Board of Directors. Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes which serve staggered three-year terms (after their initial terms). As a result of this classification, no more than one third of the board of directors will be elected each year. This may make it more difficult for an acquiring party to take control of the board of directors.

   Removal of Directors. Our by-laws provide that any director, or the entire board, may be removed, only with cause, by the holders of two-thirds of the shares then entitled to vote in an election of directors, unless otherwise specified by law.

   Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our amended and restated certificate of incorporation relating to the classification of our board of directors. Our by-laws impose supermajority vote requirements in connection with the amendment of the following provisions of our by-laws related to our corporate structure:

  . provisions regarding the location of stockholder meetings, quorums at stockholder meetings, voting power, proxies, shareholder actions without meetings and annual meetings,

  . provisions regarding the number of directors, the filling of vacancies, resignations and removals, and quorums and adjournments of director meetings, and

  .  amendments of the provision governing amendments.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is expected to be American Stock Transfer & Trust Company.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "EMDT."

                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because few shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 11,513,475 shares of our common stock, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described under "Underwriting" and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling 7,677,987 will be available for sale in the public market 180 days after the date of this prospectus. Of those shares, 2,684,169 will be available pursuant to Rule 144(k) and 92,140 will be available pursuant to Section 701. The sale of restricted securities under those rules, is subject to volume limitations for one year following a one year holding period, unless the shares are held by affiliates, in which case the sale continues to be subject to volume limitatons until the holder is no longer an affiliate.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     (1) one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

     (2) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the holding period contained in Rule 144. In addition, these shareholders who are not our affiliates can resell without compliance with the volume limitations and notice requirements of Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We intend to file a registration statement under the Securities Act covering 2,062,500 shares of common stock reserved for issuance under the eMed 1994 Stock Plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

   At September 17, 1999, there were options to purchase 1,696,598 shares outstanding under our stock option plans and otherwise. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of options held by shareholders who are subject to lock-up agreements, the expiration of those agreements.

Registration Rights

   We have entered into two agreements with groups of holders of approximately 7,691,702 shares of our common stock that entitle those holders to require us to register their shares for resale under the Securities Act of 1933.

   Under the agreement with holders of our Series J preferred stock, holders of at least 30% of the common stock issued on conversion of the Series J preferred stock can require us to register the sale of their common stock two separate times. We only must register those shares if they would have an aggregate offering price of at least $15 million and if the request is made after 180 days following the effective date of this prospectus. After we have satisfied the requirements for using the shorter S-3 registration form, holders offering to sell at least $500,000 of common stock can require us to register their common stock on that form. We would not be required to file more than two of these registrations in any 12 month period. These holders also have the right to require us to include their shares in any future registered offering of securities by us, subject to market conditions.

   Under our other registration rights agreement, other holders of our equity securities have rights similar to those described in the previous paragraph. However, this agreement provides that if in any registered offering, shares must be excluded from the offering because of marketing factors, shares covered by this agreement will be excluded before any shares issuable on conversion of the Series J preferred stock are excluded.

                                  UNDERWRITING

General

   Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Wit Capital Corporation are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us the number of shares of common stock set forth opposite its name below.

                                                                       Number of
           Underwriter                                                  Shares
           -----------                                                 ---------
   Bear, Stearns & Co. Inc............................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Wit Capital Corporation............................................
                                                                         ----
       Total..........................................................
                                                                         ====

   In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the shares of common stock being sold under the terms of the underwriting agreement if any of the shares of common stock being sold under the terms of the agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of agreed upon legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts and Public Offering Price

   The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers
at such price less a concession not in excess of $   per share of common stock.
The underwriters may allow, and such dealers may reallow, a discount not in
excess of $   per share of common stock to other dealers. After the initial public offering, the public offering price, concession and discount may change.

   The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                           Per Share Without Option With Option
                                           --------- -------------- -----------
   Public offering price..................   $            $            $
   Underwriting discount..................   $            $            $
   Proceeds, before expenses, to eMed.....   $            $            $

   We estimate our offering expenses, exclusive of the underwriting discount,
will be $    .

   Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the representatives believe to be comparable to us, our financial information, the history, of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, future revenues of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

   The underwriters do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed five percent of the number of shares being offered in this offering.

Over-allotment Option

   We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 465,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

Lock-up Agreements

   We, our directors and executive officers and most of our other stockholders will enter into lock-up agreements with the underwriters. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus, subject to limited exceptions. At any time and without notice, Bear, Stearns & Co. Inc. may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

   In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Internet Distribution

   A prospectus in electronic format is being made available on an internet website maintained by Wit Capital Corporation. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

   Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc., approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 120 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with us, or any of its founders or significant stockholders.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for eMed by Ropes & Gray, Boston, Massachusetts. Various legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The financial statements of eMed at December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998, included in this prospectus, and the financial statements of E-Systems Medical Electronics, a division of Raytheon, at December 31, 1997 and November 23, 1998 and for the year ended December 31, 1997 and the period from January 1, 1998 through November 23, 1998, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the Registration Statement or any reports, statements or other information in the files at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the internet website maintained by the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

eMed Technologies Corporation
  Report of Independent Accountants.......................................  F-2
  Balance Sheet as of December 31, 1997 and 1998 and as of June 30, 1999
   (unaudited)............................................................  F-3
  Statement of Operations for the years ended December 31, 1996, 1997 and
   1998 and the six months ended June 30, 1998 (unaudited) and June 30,
   1999 (unaudited).......................................................  F-4
  Statement of Changes in Stockholders' Equity for the years ended
   December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999
   (unaudited)............................................................  F-5
  Statement of Cash Flows for the years ended December 31, 1996, 1997 and
   1998 and the six months ended June 30, 1998 (unaudited) and June 30,
   1999 (unaudited).......................................................  F-6
  Notes to Financial Statements...........................................  F-7
E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)
  Report of Independent Accountants....................................... F-17
  Balance Sheet as of December 31, 1997 and November 23, 1998............. F-18
  Statement of Operations and Accumulated Deficit for the year ended
   December 31, 1997 and for the period from January 1, 1998 through
   November 23, 1998...................................................... F-19
  Statement of Cash Flows for the year ended December 31, 1997 and for the period from January 1, 1998 through November 23, 1998.................. F-20
  Notes to Financial Statements........................................... F-21
Unaudited Pro Forma Combined Statement of Operations
  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1998...................................................... F-25
  Notes to Unaudited Pro Forma Combined Statement of Operations........... F-26

                       Report of Independent Accountants

To the Board of Directors and Stockholders of eMed Technologies Corporation:

   The reverse common stock split described in Note 8 to the financial statements has not been consummated at September 17, 1999. When it has been consummated, we will be in a position to furnish the following report.

   "In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of eMed Technologies Corporation at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 22, 1999, except for the last paragraphs of Notes 7 and 8, as to which the date is September 16, 1999
                         eMed Technologies Corporation

                                 Balance Sheet

                                                                     Pro Forma
                                December 31,            June 30,      June 30,
                          --------------------------  ------------  ------------
                              1997          1998          1999          1999
                          ------------  ------------  ------------  ------------
                                                             (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents...........  $  4,420,714  $  2,259,052  $  5,117,591
 Accounts receivable,
  net of allowance for
  doubtful accounts of
  $35,000 and $487,073
  at December 31, 1997
  and 1998,
  respectively, and
  $422,461 at June 30,
  1999 (unaudited)......     2,665,415     4,926,216     6,217,453
 Inventories............     1,080,264     2,011,410       961,823
 Prepaid expenses and
  other current assets..       798,442       330,641       313,134
                          ------------  ------------  ------------
 Total current assets...     8,964,835     9,527,319    12,610,001
Fixed assets, net.......       892,450       991,181       816,027
Goodwill................           --         77,016        72,523
Other assets............        32,756        49,810        60,888
Assets held for sale....           --        861,000           --
                          ------------  ------------  ------------
 Total assets...........  $  9,890,041  $ 11,506,326  $ 13,559,439
                          ============  ============  ============
Liabilities and
 Stockholders' Equity
Current liabilities:
 Current portion of
  capital lease
  obligations...........  $    153,356  $     45,796  $     12,347
 Short-term debt........           --      2,797,359     2,797,359
 Note payable to
  Raytheon..............           --      2,200,000           --
 Accounts payable.......     1,971,964     2,372,307     1,815,838
 Accrued employee
  benefits..............       244,871       351,150       542,978
 Accrued warranty
  expenses..............       100,657       478,888       629,112
 Other accrued
  expenses..............       668,413       811,470       900,983
 Accrued acquisition
  reserves..............           --        335,842        81,136
 Deferred revenue.......       284,375     1,382,887     1,257,464
                          ------------  ------------  ------------
 Total current
  liabilities...........     3,423,636    10,775,699     8,037,217
Capital lease
 obligations............        78,707         6,521           --
Long-term debt..........       884,527       335,893       210,164
                          ------------  ------------  ------------
 Total liabilities......     4,386,870    11,118,113     8,247,381
                          ------------  ------------  ------------
Commitments (Note 12)
Stockholders' equity:
Convertible preferred
 stock, $0.01 par
 value..................        77,346        77,346       118,775  $        --
Common stock, $0.01 par
 value; Authorized:
 35,000,000 shares;
 Issued: 452,314 and
 485,640 shares at
 December 31, 1997 and
 1998, respectively, and
 522,154 shares at June
 30, 1999 actual
 (unaudited): 8,378,304
 shares issued at June
 30, 1999 pro forma
 (unaudited);
 Outstanding: 452,314
 and 443,974 shares at
 December 31, 1997 and
 1998, respectively,
 480,488 shares at June
 30, 1999 actual
 (unaudited): 8,336,638
 shares outstanding at
 June 30, 1999 pro forma
 (unaudited)............         4,524         4,857         5,222        83,783
Additional paid-in
 capital................    20,126,414    20,166,075    28,803,798    28,844,012
Deferred compensation...        (8,002)          --     (2,598,296)   (2,598,296)
Treasury stock..........           --        (50,000)      (50,000)      (50,000)
Accumulated deficit.....   (14,697,111)  (19,810,065)  (20,967,441)  (20,967,441)
                          ------------  ------------  ------------  ------------
 Total stockholders'
  equity................     5,503,171       388,213     5,312,058     5,312,058
                          ------------  ------------  ------------  ------------
 Total liabilities and
  stockholders' equity..  $  9,890,041  $ 11,506,326  $ 13,559,439  $ 13,559,439
                          ============  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                            Statement of Operations

                                      Year ended                    Six months ended
                                     December 31,                       June 30,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Revenue:
  Product...............  $   570,273  $ 7,164,242  $11,299,756  $ 5,730,260  $ 9,793,624
  Service...............      439,182      862,762    1,294,411      487,242    1,575,777
                          -----------  -----------  -----------  -----------  -----------
    Total revenue.......    1,009,455    8,027,004   12,594,167    6,217,502   11,369,401
                          -----------  -----------  -----------  -----------  -----------
Cost of revenue:
  Product...............      372,681    5,553,543    7,223,230    3,401,750    4,698,982
  Service...............    1,031,107    1,458,579    1,752,909      729,125    1,652,093
                          -----------  -----------  -----------  -----------  -----------
    Total cost of
     revenue............    1,403,788    7,012,122    8,976,139    4,130,875    6,351,075
                          -----------  -----------  -----------  -----------  -----------
    Gross margin........     (394,333)   1,014,882    3,618,028    2,086,627    5,018,326
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and
   development..........      610,189    1,300,360    2,361,430    1,030,630    1,654,635
  Sales and marketing...    1,318,696    2,912,125    3,498,169    1,763,734    2,519,051
  General and
   administrative.......    1,331,297    1,981,861    2,722,340    1,120,800    1,851,731
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........    3,260,182    6,194,346    8,581,939    3,915,164    6,025,417
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....   (3,654,515)  (5,179,464)  (4,963,911)  (1,828,537)  (1,007,091)
Interest expense, net...      (69,686)    (203,566)    (105,611)     (19,243)     (68,518)
Other expense...........      (21,560)    (242,139)     (43,432)      (6,125)     (81,767)
                          -----------  -----------  -----------  -----------  -----------
    Net loss............  $(3,745,761) $(5,625,169) $(5,112,954) $(1,853,905) $(1,157,376)
                          ===========  ===========  ===========  ===========  ===========
Basic and diluted net
 loss per share.........  $     (8.39) $    (12.45) $    (11.70) $     (4.30) $     (2.48)
Shares used in computing
 basic and diluted net
 loss per share.........      446,428      451,676      436,949      430,843      467,222
Unaudited pro forma
 basic and diluted net
 loss per share.........                            $     (0.78)              $     (0.14)
Shares used in computing
 unaudited pro forma
 basic and diluted net
 loss per share.........                              6,567,037                 8,323,501

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                  Statement of Changes in Stockholders' Equity

                           Convertible
                         preferred stock    Common stock                                                        Total
                       ------------------- -------------- Additional                                        stockholders'
                                    Par             Par     paid-in     Deferred    Treasury  Accumulated      equity
                         Shares    value   Shares  value    capital   compensation   stock      deficit       (deficit)
                       ---------- -------- ------- ------ ----------- ------------  --------  ------------  -------------
Balance, December 31,
 1995................       1,510 $     15 439,155 $4,392 $ 4,511,978 $       --    $    --   $ (5,326,181)  $  (809,796)
Exercise of common
 stock options.......                       11,597    116      13,801                                             13,917
Issuance of 1,000
 shares of Series F
 convertible
 preferred stock.....       1,000       10                    999,990                                          1,000,000
Issuance of 816
 shares of Series G
 convertible
 preferred stock.....         816        8                  4,070,341                                          4,070,349
Issuance of 400
 shares of Series H
 convertible
 preferred stock.....         400        4                  1,999,997                                          2,000,001
Issuance of stock
 options to
 nonemployees........                                          20,000                                             20,000
Net loss.............                                                                           (3,745,761)   (3,745,761)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1996................       3,726       37 450,752  4,508  11,616,107         --         --     (9,071,942)    2,548,710
Exercise of common
 stock options.......                        1,562     16       1,859                                              1,875
Issuance of 409,091
 warrants to purchase
 Series J convertible
 preferred stock.....                                         161,000                                            161,000
Issuance of 7,730,909
 shares of Series J
 convertible
 preferred stock.....   7,730,909   77,309                  8,333,868                                          8,411,177
Issuance of stock
 options to
 nonemployees........                                          13,580      (8,002)                                 5,578
Net loss.............                                                                           (5,625,169)   (5,625,169)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1997................   7,734,635   77,346 452,314  4,524  20,126,414      (8,002)       --    (14,697,111)    5,503,171
Exercise of common
 stock options.......                       33,326    333      39,661                                             39,994
Purchase of common
 stock held as
 treasury shares.....                                                                (50,000)                    (50,000)
Amortization of
 deferred
 compensation........                                                       8,002                                  8,002
Net loss.............                                                                           (5,112,954)   (5,112,954)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, December 31,
 1998................   7,734,635   77,346 485,640  4,857  20,166,075         --     (50,000)  (19,810,065)      388,213
Exercise of common
 stock options
 (unaudited).........                       36,514    365      43,455                                             43,820
Issuance of 4,142,857
 shares of Series K
 convertible
 preferred stock
 (unaudited).........   4,142,857   41,429                  5,756,037                                          5,797,466
Issuance of stock
 options
 (unaudited).........                                       2,838,231  (2,838,231)                                   --
Amortization of
 deferred
 compensation
 (unaudited).........                                                     239,935                                239,935
Net loss
 (unaudited).........                                                                           (1,157,376)   (1,157,376)
                       ---------- -------- ------- ------ ----------- -----------   --------  ------------   -----------
Balance, June 30,
 1999 (unaudited)....  11,877,492 $118,775 522,154 $5,222 $28,803,798 $(2,598,296)  $(50,000) $(20,967,441)  $ 5,312,058
                       ========== ======== ======= ====== =========== ===========   ========  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                            Statement of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                                      Year ended                    Six months ended
                                     December 31,                       June 30,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
 Cash flows from
  operating activities:
 Net loss...............  $(3,745,761) $(5,625,169) $(5,112,954) $(1,853,905) $(1,157,376)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........      364,946      469,488      521,006      259,844      374,725
  Amortization of debt
   discount.............          --       119,000          --           --           --
  Loss on disposal of
   fixed assets.........       20,032      236,764       50,933       12,339       85,763
  Compensation expense
   associated with
   issuance of stock
   options..............       20,000        5,578        8,002          --       239,935
  Preferred stock
   issued in lieu of
   cash payment for
   interest.............        5,381       22,906          --           --           --
  Changes in operating
   assets and
   liabilities, net of
   effects from
   acquisition of E-
   Systems Medical
   Electronics:
   Accounts receivable..       (2,389)  (2,489,335)      36,664     (853,039)  (1,291,237)
   Inventories..........     (681,064)    (399,200)     638,428      293,751    1,049,587
   Prepaid expenses and
    other current
    assets..............       12,874     (715,014)     553,719      512,581       17,507
   Accounts payable.....      669,905    1,302,059       19,673     (296,930)    (556,469)
   Accrued employee
    benefits............       35,193      209,678      (19,382)      50,858      191,828
   Accrued warranty
    expenses............          --       100,657      178,231       40,017      150,224
   Other accrued
    expenses............      145,183      366,210     (302,859)    (146,547)      89,513
   Accrued acquisition
    reserves............          --           --           --           --      (254,706)
   Deferred revenue.....          --       284,375      689,532      110,830     (125,423)
                          -----------  -----------  -----------  -----------  -----------
    Net cash used in
     operating
     activities.........   (3,155,700)  (6,112,003)  (2,739,007)  (1,870,201)  (1,186,129)
                          -----------  -----------  -----------  -----------  -----------
 Cash flows from
  investing activities:
 Purchases of fixed
  assets................     (532,796)    (853,122)    (465,274)    (335,838)    (280,841)
 Change in other
  assets................       15,935       11,596      (17,054)      21,192      (11,078)
 Cash paid for the
  acquisition of E-
  Systems Medical
  Electronics, net of
  cash acquired.........          --           --      (999,300)         --           --
 Proceeds from sale of
  assets held for
  sale..................          --           --           --           --       861,000
                          -----------  -----------  -----------  -----------  -----------
    Net cash (used in)
     provided by
     investing
     activities.........     (516,861)    (841,526)  (1,481,628)    (314,646)     569,081
                          -----------  -----------  -----------  -----------  -----------
 Cash flows from
  financing activities:
 Proceeds from sale-
  leaseback
  transactions..........      138,709          --           --           --           --
 Principal payments of
  capital lease
  obligations...........     (174,897)    (189,842)    (179,746)     (92,067)     (39,970)
 Cash received for
  fixed assets..........        5,600       46,028          --           --           --
 Proceeds from issuance
  of convertible notes
  and warrants..........          --     1,500,000          --           --           --
 Borrowings from lines
  of credit.............          --       884,527    2,390,039    1,242,522          --
 Principal payments of
  debt..................          --           --      (141,314)     (55,756)    (125,729)
 Payment of note
  payable due to
  Raytheon for the
  acquisition of
  E-Systems Medical
  Electronics...........          --           --           --           --    (2,200,000)
 Proceeds from issuance
  of convertible
  preferred stock.......    5,848,302    6,930,271          --           --     5,797,466
 Proceeds from exercise
  of common stock
  options...............       13,917        1,875       39,994       35,655       43,820
 Purchase of common
  stock held in
  treasury..............          --           --       (50,000)     (50,000)         --
                          -----------  -----------  -----------  -----------  -----------
    Net cash provided by
     financing
     activities.........    5,831,631    9,172,859    2,058,973    1,080,354    3,475,587
                          -----------  -----------  -----------  -----------  -----------
 Net increase (decrease)
  in cash and cash
  equivalents...........    2,159,070    2,219,330   (2,161,662)  (1,104,493)   2,858,539
 Cash and cash
  equivalents, beginning
  of period.............       42,314    2,201,384    4,420,714    4,420,714    2,259,052
                          -----------  -----------  -----------  -----------  -----------
 Cash and cash
  equivalents, end of
  period................  $ 2,201,384  $ 4,420,714  $ 2,259,052  $ 3,316,221  $ 5,117,591
                          ===========  ===========  ===========  ===========  ===========
 Supplemental cash flow
  disclosures:
 Cash paid for
  interest..............  $   148,573  $   122,458  $   240,343  $   100,721  $   148,953
                          ===========  ===========  ===========  ===========  ===========

Non-cash financing and investing activities:

During 1996, eMed incurred capital lease obligations of $138,709 in connection with the sale and leaseback of fixed assets.

During 1996, eMed exchanged $116,667 of redeemable preferred stock for convertible preferred stock.

During 1996 and 1997, eMed converted $1,105,381 and $1,480,906, respectively, of convertible notes and long-term debt into convertible preferred stock.

During 1998, in connection with the acquisition of E-Systems Medical Electronics, eMed issued $2,200,000 of notes payable, acquired assets of $5,020,053 and assumed liabilities of $1,897,069.

   The accompanying notes are an integral part of these financial statements.

                         eMed Technologies Corporation

                         Notes to Financial Statements

1. Nature of Business

   eMed Technologies Corporation ("eMed"), formerly known as ACCESS Radiology Corporation, was incorporated under the laws of Delaware in March 1992. As a provider of workflow solutions for electronically managing and distributing medical images and related patient information, eMed markets and sells electronic medical imaging systems and provides related support services to healthcare providers primarily within the United States. eMed operates in one business segment.

2. Summary of Significant Accounting Policies

Cash Equivalents

   eMed invests its excess cash in money market funds of major financial institutions. These investments are subject to minimal credit and market risk. eMed considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalent investments are classified as available-for-sale and are carried at cost, which approximates fair value.

Fair Value of Financial Instruments

   The carrying amounts of eMed's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short- and long-term debt, approximate their fair values at December 31, 1997 and 1998.

Revenue Recognition, Significant Customers and Concentration of Credit Risk

   Revenue from product sales is recognized upon shipment to the customer provided that risk of loss has passed to the customer and collection of the related receivable is probable. In the event uncertainty exists about customer acceptance of product sales, revenue is deferred until acceptance occurs. Customer payments received in advance of product shipments are recorded as deferred revenue. eMed typically provides a one-year warranty on all products sold. eMed accrues the estimated costs to be incurred in connection with product warranty upon product shipment.

   Service revenue consists of customer fees from installation and training, network-based comprehensive support and post-warranty product maintenance. Revenue from installation and training is recognized as the work is performed. Revenue from support agreements and post-warranty product maintenance contracts is deferred and recognized ratably over the applicable periods.

   Financial instruments which potentially expose eMed to concentration of credit risk include accounts receivable. eMed performs ongoing evaluations of customers' financial condition and does not generally require collateral. At December 31, 1997 and 1998, accounts receivable from one customer accounted for approximately 13% and 11%, respectively, of the total amounts due to eMed. There were no customers with accounts receivable greater than 10% of the total amounts due to eMed at June 30, 1999.

   In 1996, sales with three customers accounted for approximately 23%, 20% and 13% of eMed's total revenue. In 1997, sales with one customer accounted for approximately 18% of eMed's total revenue. In 1998, sales with two customers accounted for approximately 10% and 11% of eMed's total revenue. During the six months ended June 30, 1999, no customers accounted for greater than 10% of eMed's total revenue.

Inventories and Concentration of Suppliers

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

                         eMed Technologies Corporation
   eMed purchases certain components of eMed's products from limited suppliers. A change in or loss of these suppliers could cause a delay in filling customer orders and a possible loss of sales, which could adversely affect results of operations; however, management believes that suitable replacement suppliers could be obtained in such an event.

Fixed Assets

   Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are expensed as incurred.

Research and Development and Software Development Costs

   Costs incurred in the research and development of eMed's products are expensed as incurred. Costs associated with the development of computer software are expensed prior to establishing technological feasibility, as defined by SFAS No. 86, and capitalized thereafter until commercial release of the products. Software development costs eligible for capitalization have not been significant to date.

Stock-Based Compensation

   eMed accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. eMed has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes only (Note 9).

Advertising Costs

   Advertising costs are charged to operations as incurred. Advertising costs were approximately $31,000, $114,000 and $106,000 in the years ended December 31, 1996, 1997 and 1998, respectively.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Pro Forma Balance Sheet

   Upon the closing of eMed's anticipated initial public offering, all shares of convertible preferred stock outstanding at June 30, 1999 (Note 7) will automatically convert into 7,856,150 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of June 30, 1999.

Unaudited Interim Financial Data

   The interim financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from unaudited financial statements of eMed. Management believes eMed's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in such periods. Results for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

                         eMed Technologies Corporation

Actual and Unaudited Pro Forma Net Loss Per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are anti-dilutive for all periods presented. Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 for one year. SFAS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. eMed does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for eMed beginning in 1999, and eMed does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for eMed beginning in 1999 and eMed does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

3. Acquisition

   On November 23, 1998, eMed purchased certain assets and assumed certain liabilities of E-Systems Medical Electronics, a division of Raytheon, for total consideration of $3,200,000. E-Systems Medical Electronics was engaged in the business of designing, manufacturing and marketing electronic medical imaging hardware and software systems and providing technical and network services to healthcare providers within the United States. The acquisition was funded by a $2,200,000 note payable to Raytheon (Note 6) and $1,000,000 in cash which was obtained from eMed's working capital facility (Note 6).

   The acquisition was accounted for under the purchase method of accounting and, accordingly, operating results of this business subsequent to the date of acquisition have been included in eMed's financial statements. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired of $77,016 was recorded as goodwill and is being amortized over a period of ten years using the straight-line method. In February 1999, certain assets, primarily inventory, purchased in the acquisition were sold for total consideration of $861,000. These assets were classified as assets held for sale at December 31, 1998.

                         eMed Technologies Corporation

   The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 1997 and 1998 as if the acquisition of E-Systems Medical Electronics had been completed on January 1, 1997 and 1998, respectively. The pro forma data gives effect to actual operating results prior to the acquisition with adjustments for interest expense and amortization of goodwill and the sale of assets held for sale at December 31, 1998. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1997 and 1998 or that may be obtained in the future.

                                                             Year ended
                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
                                                             (Unaudited)
   Revenue............................................ $19,451,507  $20,708,044
   Net loss........................................... (16,302,719) (11,457,663)
   Net loss per share:
   Basic and diluted..................................     ($36.09)     ($26.22)

   In connection with the acquisition of E-Systems Medical Electronics, eMed has undertaken a restructuring of the acquired business. In accordance with Emerging Issues Task Force ("EITF") No. 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination," eMed established a reserve of approximately $412,000, primarily related to severance and other employee related costs of $339,000 and other exit costs of $73,000. The restructuring plan consists of the sale of certain monitor inventory and the exit of related activities and a reduction in acquired headcount. eMed has terminated the direct sales activity of the acquired company and discontinued shipping and manufacturing certain acquired product lines. From the date of acquisition through December 31, 1998, eMed has paid approximately $76,000 of the planned costs which related solely to severance payments. As of June 30, 1999, eMed has paid approximately $331,000 of the planned costs which is comprised of $73,000 of other exit costs and $258,000 of severance and other employee related costs. The remaining reserve of $81,000 at June 30, 1999 is related to the settlement of certain employment agreements and is expected to be paid in December 1999.

4. Inventories

                                                 December 31,
                                             ---------------------  June 30,
                                                1997       1998       1999
                                             ---------- ---------- -----------
                                                                   (Unaudited)
   Raw materials and purchased components... $  678,005 $1,545,650  $789,264
   Work-in-process..........................     20,654    107,336   126,396
   Finished goods...........................    381,605    358,424    46,163
                                             ---------- ----------  --------
                                             $1,080,264 $2,011,410  $961,823
                                             ========== ==========  ========

5. Fixed Assets

                                                              December 31,
                                               Estimated   -------------------
                                              Useful lives   1997      1998
                                                (years)    --------- ---------
   Furniture and fixtures....................      5       $ 152,181 $ 194,503
   Office equipment and computers............      3         368,070   256,957
   Electronic medical imaging equipment......      3       1,205,597 1,558,018
   Leasehold improvements....................  Lease term     57,066    90,940
                                                           --------- ---------
                                                           1,782,914 2,100,418
   Less - Accumulated depreciation and
    amortization.............................                890,464 1,109,237
                                                           --------- ---------
                                                           $ 892,450 $ 991,181
                                                           ========= =========

                         eMed Technologies Corporation

   At December 31, 1997 and 1998, furniture and electronic medical imaging equipment held under capital leases totaled $499,425 and $321,770, respectively. Accumulated amortization of furniture and electronic medical imaging equipment held under capital leases was $420,096 and $319,074 at December 31, 1997 and 1998, respectively. Depreciation and amortization expense on fixed assets was $364,946, $469,488 and $521,006, of which $244,824,
$187,838 and $54,727 related to amortization of assets held under capital leases in 1996, 1997 and 1998, respectively.

6. Borrowings

Notes Payable

   In connection with the acquisition of certain assets and liabilities of E-Systems Medical Electronics (Note 3), eMed issued a $2,200,000 short-term note payable to Raytheon. In accordance with the terms of the note, a payment of $1,500,000 was made in January 1999. The remaining balance of $700,000 was paid in May, 1999.

   At various dates through September 1997, eMed issued $1,500,000 in 6.0% convertible subordinated notes ("Notes") maturing on October 31, 1997. On September 30, 1997, in connection with the Series J convertible preferred stock offering, the Notes, together with accrued interest, were converted into 1,384,460 shares of Series J convertible preferred stock. In connection with the issuance of the Notes, eMed issued warrants to purchase 409,091 shares of Series J convertible preferred stock at an exercise price of $1.10. The warrants expire on June 30, 2002. These warrants were ascribed a value of approximately $161,000 which was reflected as a debt discount to be amortized to interest expense over the term of the Notes. Approximately $119,000 of the debt discount was amortized to interest expense for the year ended December 31, 1997.

Loan Facilities

   In May 1997, eMed entered into an agreement with a bank under which it may borrow up to $2,000,000 for working capital purposes ("Working Capital Facility") and $500,000 for purchases of fixed assets ("Equipment Facility"), subject to certain limitations. All borrowings under the agreement are collateralized by substantially all of eMed's assets. Under the terms of the agreement, eMed is required to comply with certain restrictive covenants, including the maintenance of certain financial ratios and limitations on indebtedness, liens, guaranties, mergers and payments of dividends.

   In April 1998, the terms of the Working Capital Facility were amended whereby eMed can borrow up to $3,000,000, subject to certain limitations, through March 31, 1999, at which time, all outstanding principal and interest is due. The interest rate on outstanding borrowings under the new Working Capital Facility fluctuates monthly between the bank's prime rate plus 0.5% to 1.75% based on certain financial ratios. The interest rate at December 31, 1998 was 9.3%. Additionally, eMed is required to pay a fee equal to 0.75% of the average unused Working Capital Facility, payable quarterly (the "Facility Fee"). Borrowings under the Working Capital Facility totaled $550,000 and $2,550,000 at December 31, 1997 and 1998, respectively.

   In January and March 1999, the terms of the Working Capital Facility were further amended whereby eMed can borrow up to $4,000,000, subject to certain limitations, through September 30, 1999, at which time all outstanding principal and interest is due. The amended interest rate on outstanding borrowings fluctuates monthly between the bank's prime rate plus 0.5% to 2.0% based on certain financial ratios and the Facility Fee was increased to 1.0%. Additionally, the amended Working Capital Facility requires eMed to raise $2.0 million of additional capital by June 30, 1999. This additional capital was obtained as discussed in Note 7.

   Borrowings under the Equipment Facility bear interest, payable monthly, at the bank's prime rate plus 1.0% (8.8% at December 31, 1998). In April 1998, the terms of the Equipment Facility were amended whereby eMed could borrow up to $750,000, subject to certain limitations. At December 31, 1998, outstanding
                         eMed Technologies Corporation
borrowings of $583,252 under the Equipment Facility converted to a three-year term loan payable in 36 monthly installments of principal and interest.

   As of December 31, 1998, future minimum principal payments under the Equipment Facility are as follows:

   Year ending
   December 31,
   ------------
   1999................................................................ $247,359
   2000................................................................  247,359
   2001................................................................   88,534
                                                                        --------
                                                                        $583,252
                                                                        ========

7. Preferred Stock

   Shares authorized, issued and outstanding and the carrying values of eMed's preferred stock are as follows:

                                                      December 31,
                                                   ------------------- June 30,
                                                     1997      1998      1999
                                                   --------- --------- ---------
   Series B:
    716 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and June 30,
    1999 ........................................  $ 700,228  $700,228 $ 700,228
   Series C:
    450 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and June 30,
    1999 ........................................  2,245,000 2,245,000 2,245,000
   Series E:
    345 shares authorized at December 31, 1997
    and 1998 and June 30, 1999; 344 shares issued
    and outstanding at December 31, 1997 and 1998
    and June 30, 1999 ...........................  1,566,656 1,566,656 1,566,656
   Series F:
    1,000 shares authorized, issued and
    outstanding at December 31, 1997 and 1998 and
    June 30, 1999 ...............................  1,000,000 1,000,000 1,000,000
   Series G:
    816 shares authorized, issued and outstanding
    at December 31, 1997 and 1998 and June 30,
    1999 ........................................  4,070,349 4,070,349 4,070,349
   Series H:
    400 shares authorized , issued and
    outstanding at December 31, 1997 and 1998 and
    June 30, 1999 ...............................  2,000,001 2,000,001 2,000,001
   Series J:
    8,140,000 shares authorized at December 31,
    1997 and 1998 and June 30, 1999; 7,730,909
    shares issued and outstanding at December 31,
    1997 and 1998 and June 30, 1999 .............  8,411,177 8,411,177 8,411,177
   Series K:
    No shares authorized, issued or outstanding
    at December 31, 1997; 1,785,800 and 4,145,000
    shares authorized at December 31, 1998 and
    June 30, 1999, respectively; 0 and 4,142,857
    shares issued and outstanding at December 31,
    1998 and June 30, 1999, respectively ........        --        --  5,797,466
   Undesignated:
    6,856,275 shares authorized at December 31,
    1997;
    5,070,475 shares authorized at December 31,
    1998;
    and 2,711,275 shares authorized at June 30,
    1999 ........................................        --        --        --

                         eMed Technologies Corporation

   The convertible preferred stock has the following characteristics:

Dividends

   No dividends have been declared or paid by eMed through December 31, 1998. The holders of Series B, Series C, Series E, Series F, Series G and Series H convertible preferred stock ("Series Preferred") are entitled to receive noncumulative dividends whenever eMed declares a dividend on its common stock, in such an amount as they would be entitled to receive if the convertible preferred stock had been converted into common stock on the date the dividend was declared. The holders of Series J convertible preferred stock ("Series J") are entitled to receive noncumulative, annual cash dividends of $0.11 per share when and if declared by eMed, in preference to the holders of Series Preferred or common stock.

Voting

   The holders of Series Preferred and Series J are entitled to vote, together with holders of common stock, as a single class on all matters. Each stockholder is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.

Conversion

   Each share of Series B, Series C, Series E, Series F, Series G, Series H, and Series J convertible preferred stock may be converted at any time, at the option of the stockholder, into 100, 396.88, 396.83, 833.33, 1,388.89, 1,388.89 and 0.42 shares of common stock, respectively, subject to certain anti-dilution adjustments. All outstanding shares of Series Preferred automatically convert into common stock, at their respective conversion rate, upon the closing of an initial public offering of eMed's common stock or, in the case of Series H convertible preferred stock and Series J, automatically upon the closing of an initial public offering of eMed's common stock with gross proceeds of at least $15,000,000 to eMed and at a price to the public of at least $7.20 per common share.

Liquidation Preference

   In the event of any liquidation, dissolution or winding-up of eMed, the holders of Series J are entitled to receive, prior to any distribution to holders of Series Preferred or common stock, up to the amount of $1.10 per share, plus any declared but unpaid dividends. After the payment of the full liquidation preference of Series J, the holders of Series B, Series C, Series E, Series F, Series G and Series H are entitled to receive, prior to any distribution to holders of common stock, up to the amount of $1,000, $5,000, $5,000, $1,000, $5,000 and $5,000 per share, respectively, plus any declared but unpaid dividends. The aggregate liquidation preference of the convertible preferred stock is approximately $20,265,000 at December 31, 1998.

Subsequent Preferred Stock Issuance

   In January and May 1999, eMed sold 4,142,857 shares of Series K Convertible Preferred Stock ("Series K") for net proceeds of $5,797,466. Each share of Series K is convertible into 0.42 share of common stock subject to certain anti-dilution adjustments. The holders of Series K will participate on an as-converted basis in any dividends paid on common stock and are entitled to vote together with all other classes of voting stock as a single class on all matters. The liquidation preference is equal to the issue price. In connection with the Series K issuance, eMed issued warrants to purchase 467,186 shares of common stock at an exercise price of $0.02. The warrants expire in 2009.

8. Common Stock

   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of eMed's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

                         eMed Technologies Corporation

Reserved Shares

   As of December 31, 1998 and June 30, 1999, eMed has 8,938,780 and 10,351,758
shares of common stock reserved for issuance upon the exercise of common stock options and warrants and conversion of the outstanding convertible preferred stock, respectively.

Stock Split

   On September 15, 1999, eMed authorized a 2.4 for one reverse split on its common stock. As a result, all common stock share and per share data included in the accompanying consolidated financial statements and notes have been retroactively restated for the split.

9. Stock Plans

   Prior to adoption of the 1994 Stock Plan described below, eMed granted 25,928 non-qualified stock options to certain employees, directors and consultants of eMed of which 417 options have been exercised and 3,471 have been canceled. The stock options vested at various dates through January 1998.

   In 1994, eMed adopted the 1994 Stock Plan (the "1994 Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of shares of eMed's common stock by officers, employees, consultants and directors of eMed. At December 31, 1998, the number of shares issuable pursuant to the 1994 Plan was 1,187,500. In February 1999, the stockholders approved an increase in the number of shares issuable pursuant to the 1994 Plan to 1,812,500. The Board of Directors is responsible for administration of the 1994 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of eMed's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of eMed's voting stock).

   No compensation cost has been recognized for employee stock-based compensation in 1996, 1997 or 1998. Had compensation cost attributable to the 1994 Plan and other options been determined based on the fair value of the options at the grant date consistent with the provisions of FAS 123, eMed's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                               Year ended December 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
   Net loss
     As reported........................ $(3,745,761) $(5,625,169) $(5,112,954)
     Pro forma..........................  (3,782,260)  (5,653,283)  (5,180,199)
   Basic and diluted net loss per share
     As reported........................ $     (8.39) $    (12.45) $    (11.70)
     Pro forma..........................       (8.47)      (12.52)      (11.86)

   Because the determination of the fair value of all options granted after eMed becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1998, and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

                         eMed Technologies Corporation

   Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1996, 1997 and 1998:

                                                   Year ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------   -------   -------
   Expected option term (years)...................       5         5         5
   Risk-free interest rate........................     6.2%      6.4%      5.0%
   Dividend yield.................................     0.0%      0.0%      0.0%

   A summary of the status of eMed's stock options as of December 31, 1996, 1997 and 1998, and changes during the years then ended is presented below:

                                                Year ended December 31,
                          -----------------------------------------------------------------------
                                   1996                    1997                    1998
                          ----------------------- ----------------------- -----------------------
                                     Weighted-               Weighted-               Weighted-
                                      average                 average                 average
                          Shares   exercise price Shares   exercise price Shares   exercise price
                          -------  -------------- -------  -------------- -------  --------------
Outstanding at beginning
 of year................  110,452      $2.11      235,812      $1.15      510,197      $1.18
Granted.................  236,737      $1.20      331,536      $1.20      564,697      $1.20
Exercised...............  (11,597)     $1.20       (1,562)     $1.20      (33,326)     $1.20
Canceled................  (99,780)     $2.35      (55,589)     $1.20      (54,268)     $1.20
                          -------      -----      -------      -----      -------      -----
Outstanding at end of
 year...................  235,812      $1.15      510,197      $1.18      987,300      $1.20
                          =======      =====      =======      =====      =======      =====
Options exercisable at
 end of year............  162,525                 261,543                 471,356
                          =======                 =======                 =======
Weighted-average fair
 value of options
 granted during the
 year...................  $  0.31                 $  0.34                 $  0.34
                          =======                 =======                 =======
Options available for
 grant at end of year...  328,887                 666,884                 175,755
                          =======                 =======                 =======

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                               Weighted-average
                           Options                remaining                 Options
   Exercise price        outstanding           contractual life           exercisable
   --------------        -----------           ----------------           -----------
       $0.01                 6,646                   4.4                      6,646
       $0.42                14,286                   4.1                     14,286
       $0.50               966,368                   7.5                    450,424
                           -------                                          -------
                           987,300                                          471,356
                           =======                                          =======

Deferred Compensation

   During the six months ended June 30, 1999, eMed granted stock options to purchase 177,395 shares of its common stock with an exercise price of $1.20 per share and 551,354 shares of its common stock with an exercise price of $2.04 per share. eMed recorded deferred compensation relating to these options totaling approximately $2,838,231, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation expense related to these options is being amortized over the related vesting periods. For the six months ended June 30, 1999, eMed recorded approximately $240,000 of compensation expense related to these options.

                         eMed Technologies Corporation

10. Income Taxes

   Deferred tax assets consist of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $ 5,914,557  $ 7,532,342
     Other............................................     134,336      624,489
                                                       -----------  -----------
   Deferred tax assets................................   6,048,893    8,156,831
   Deferred tax asset valuation allowance.............  (6,048,893)  (8,156,831)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

   Realization of deferred tax assets is dependent upon the generation of future taxable income. eMed has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits is not sufficiently assured.

   At December 31, 1998, eMed has net operating loss carryforwards of approximately $18,371,000 to offset future federal taxable income. If not utilized, these carryforwards will expire at various dates ranging from 2013 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in eMed's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon eMed's value prior to an ownership change.

11. 401(k) Plan

   During 1995, eMed established a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. eMed contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by eMed during the years ended December 31, 1996, 1997 and 1998.

12. Commitments

Leases

   eMed leases office space and certain fixed assets under noncancelable operating and capital leases. The future minimum lease commitments under all noncancelable leases at December 31, 1998 are as follows:

                                                             Operating  Capital
                                                               Lease    Leases
                                                             ---------- -------
   1999..................................................... $  641,239 $52,919
   2000.....................................................    584,980   6,966
   2001.....................................................    567,780     --
   2002.....................................................    520,465     --
                                                             ---------- -------
   Total minimum lease payments............................. $2,314,464  59,885
                                                             ==========
   Less--amount representing interest.......................              7,568
                                                                        -------
   Present value of minimum lease payments..................            $52,317
                                                                        =======

   Total rent expense under noncancelable operating leases was approximately $257,000, $287,000 and $562,000 in 1996, 1997 and 1998, respectively.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of eMed Technologies Corporation:

In our opinion, the accompanying balance sheet and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.) at December 31, 1997 and November 23, 1998 and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 through November 23, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 9, 1999

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                                 Balance Sheet

                                                    December 31,  November 23,
                                                        1997          1998
                                                    ------------  ------------
Assets
Current assets:
  Cash............................................. $     90,888  $      1,009
  Accounts receivable, net of allowance for
   doubtful accounts of $46,000 and $150,000 at
   December 31, 1997 and November 23, 1998,
   respectively....................................    2,978,522     2,332,937
  Inventories......................................    1,175,196     2,430,573
  Prepaid expenses and other current assets........      363,432        54,653
                                                    ------------  ------------
    Total current assets...........................    4,608,038     4,819,172
Fixed assets, net..................................      681,576       205,398
Other assets.......................................       37,200           --
                                                    ------------  ------------
    Total assets................................... $  5,326,814  $  5,024,570
                                                    ============  ============
Liabilities and Accumulated Deficit
Current liabilities:
  Accounts payable................................. $  1,363,258  $  1,156,310
  Accrued employee benefits........................      253,010       161,798
  Accrued warranty.................................      200,000       200,000
  Other accrued expenses...........................      575,679       390,958
  Deferred revenue.................................      465,322       432,035
                                                    ------------  ------------
    Total current liabilities......................    2,857,269     2,341,101
Long-term payable to Raytheon......................   29,993,246    36,213,392
                                                    ------------  ------------
    Total liabilities..............................   32,850,515    38,554,493
Commitments (Note 7)
Accumulated deficit................................  (27,523,701)  (33,529,923)
                                                    ------------  ------------
    Total liabilities and accumulated deficit...... $  5,326,814  $  5,024,570
                                                    ============  ============


   The accompanying notes are an integral part of these financial statements.

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                Statement of Operations and Accumulated Deficit

                                                                   Period from
                                                                 January 1, 1998
                                                    Year ended       through
                                                   December 31,   November 23,
                                                       1997           1998
                                                   ------------  ---------------
Revenue........................................... $ 15,006,266   $ 11,217,121
Cost of revenue...................................   16,055,320      9,928,411
                                                   ------------   ------------
  Gross margin....................................   (1,049,054)     1,288,710
                                                   ------------   ------------
Operating expenses:
  Research and development........................    2,369,445      3,365,301
  Sales and marketing.............................    3,145,504      2,599,950
  General and administrative......................    2,277,301      1,323,836
                                                   ------------   ------------
    Total operating expenses......................    7,792,250      7,289,087
                                                   ------------   ------------
Loss from operations..............................   (8,841,304)    (6,000,377)
Other expense.....................................      (80,895)        (5,845)
                                                   ------------   ------------
  Net loss........................................   (8,922,199)    (6,006,222)
Accumulated deficit, beginning of period..........  (18,601,502)   (27,523,701)
                                                   ------------   ------------
Accumulated deficit, end of period................ $(27,523,701)  $(33,529,923)
                                                   ============   ============


   The accompanying notes are an integral part of these financial statements.

                         E-Systems Medical Electronics
                    (a division of Raytheon E-Systems, Inc.)

                            Statement of Cash Flows
                          Increase (Decrease) in Cash

                                                                  Period from
                                                                January 1, 1998
                                                   Year ended       through
                                                  December 31,   November 23,
                                                      1997           1998
                                                  ------------  ---------------
Cash flows from operating activities:
 Net loss........................................ $ (8,922,199)  $ (6,006,222)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation...................................      649,650        517,453
  Loss on disposal of fixed assets...............          --           3,730
  Allocation of costs by Raytheon................    5,057,882      3,551,205
  Changes in operating assets and liabilities:
   Accounts receivable...........................    2,132,522        645,585
   Inventories...................................      834,282     (1,255,377)
   Prepaid expenses and other current assets.....     (346,327)       308,779
   Accounts payable..............................      815,510       (206,948)
   Accrued employee benefits.....................       23,112        (91,212)
   Accrued warranty..............................      118,300            --
   Other accrued expenses........................      463,955       (184,721)
   Deferred revenue..............................     (611,628)       (33,287)
   Cash provided by Raytheon.....................   18,406,307     15,008,634
   Cash remitted to Raytheon.....................  (17,222,106)   (12,339,693)
                                                  ------------   ------------
    Net cash (used in) provided by operating
     activities..................................    1,399,260        (82,074)
                                                  ------------   ------------
Cash flows from investing activities:
 Purchases of fixed assets.......................     (629,604)       (45,005)
 Change in other assets..........................      (37,200)        37,200
                                                  ------------   ------------
    Net cash used in investing activities........     (666,804)        (7,805)
                                                  ------------   ------------
Cash flows from financing activities:
 Cash paid in reorganization (Note 1)............   (9,545,942)           --
                                                  ------------   ------------
Decrease in cash.................................   (8,813,486)       (89,879)
Cash, beginning of period........................    8,904,374         90,888
                                                  ------------   ------------
Cash, end of period.............................. $     90,888   $      1,009
                                                  ============   ============
Supplemental cash flow disclosure:

   No cash was paid for interest or taxes for the year ended December 31, 1997 or for the period from January 1, 1998 through November 23, 1998.

   The accompanying notes are an integral part of these financial statements.

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

                         Notes to Financial Statements

1. Organization and Nature of Business

   E-Systems Medical Electronics markets and sells electronic medical imaging systems and provides related services to healthcare providers primarily within the United States. E-Systems Medical Electronics operates in one business segment.

   E-Systems Medical Electronics was established as a wholly owned subsidiary of E-Systems. In 1995, E-Systems was acquired by Raytheon Company ("Raytheon") and subsequently became Raytheon E-Systems, Inc., a wholly owned subsidiary of Raytheon. In February 1997, E-Systems Medical Electronics was reorganized as a division of Raytheon E-Systems, Inc. As part of the reorganization, the assets, liabilities and capital of E-Systems Medical Electronics were transferred to Raytheon E-Systems, Inc. E-Systems Medical Electronics operated as a division of Raytheon E-Systems, Inc. from the date of transfer through November 23, 1998.

2. Summary of Significant Accounting Policies

Cash

   E-Systems Medical Electronics maintains minimal levels of cash. Cash needs are funded by Raytheon and cash receipts are remitted to Raytheon on a regular basis.

Fair Value of Financial Instruments

   The carrying amount of E-Systems Medical Electronics's financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and long-term payable, approximate their fair values at December 31, 1997 and November 23, 1998.

Revenue Recognition, Significant Customers and Concentration of Credit Risk

   Revenue from the sale of electronic medical imaging systems and equipment is recognized upon shipment to the customer provided that the risk of loss has passed to the customer and collection of the related receivable is probable. Service revenue, consisting of installation, training, and support services, is recognized as the work is performed.

   Financial instruments that potentially expose E-Systems Medical Electronics to concentration of credit risk include accounts receivable. E-Systems Medical Electronics performs ongoing evaluations of customers' financial condition and does not generally require collateral. At December 31, 1997 and November 23, 1998, accounts receivable from one customer accounted for 13% and 26%, respectively, of the total amounts due to E-Systems Medical Electronics.

   In 1997, sales with two customers accounted for approximately 15% and 11% of E-Systems Medical Electronics's total revenue. In 1998, sales with one customer accounted for approximately 12% of E-Systems Medical Electronics's total revenue.

Inventories

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

Fixed Assets

   Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repair and maintenance costs are expensed as incurred.

Advertising Costs

   Advertising costs are charged to operations as incurred. Advertising costs were approximately $121,000 and $32,000 in the year ended December 31, 1997 and the period ended November 23, 1998, respectively.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

   As a division of Raytheon, E-Systems Medical Electronics does not operate as a stand-alone taxable entity; however, for purposes of these financial statements, income tax information has been calculated in accordance with Statement of Accounting Standards No. 109, "Accounting for Income Taxes", as if E-Systems Medical Electronics were a stand-alone taxable entity (Note 6).

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 for one year. SFAS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. E-Systems Medical Electronics does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for E-Systems Medical Electronics beginning in 1999, and E-Systems Medical Electronics does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

3. Inventories

                                           December 31, 1997 November 23, 1998
                                           ----------------- -----------------
     Raw materials and purchased
      components..........................    $1,053,037        $2,430,573
     Work-in-process......................        91,646               --
     Finished goods.......................        30,513               --
                                              ----------        ----------
                                              $1,175,196        $2,430,573
                                              ==========        ==========

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

4. Fixed Assets

                                  Estimated
                             Useful life (years) December 31, 1997 November 23, 1998
                             ------------------- ----------------- -----------------
   Furniture and fixtures..            5            $   70,330        $   63,156
   Office equipment and
    computers..............            3               613,085           620,720
   Electronic imaging
    equipment..............            3             2,368,227         2,231,065
                                                    ----------        ----------
                                                     3,051,642         2,914,941
   Less -- Accumulated
    depreciation...........                          2,370,063         2,709,543
                                                    ----------        ----------
                                                    $  681,579        $  205,398
                                                    ==========        ==========

5. Intercompany Transactions

   E-Systems Medical Electronics had a liability due to Raytheon in the amount of $29,993,246 and $36,213,392 at December 31, 1997 and November 23, 1998,
respectively. The average balance of the liability due to Raytheon during the year ended December 31, 1997 and the period ended November 23, 1998 was $29,303,294 and $32,377,065, respectively. The liability due to Raytheon results from cash transfers between E-Systems Medical Electronics and Raytheon and the allocation of costs to E-Systems Medical Electronics consisting of direct costs, such as insurance premiums, payroll services and legal services, and other allocated services. Other allocated services consist of indirect costs related to E-Systems Medical Electronics, such as corporate governance and other general and administrative activities. Such allocations are based upon estimated support provided to E-Systems Medical Electronics. Management believes these estimates are reasonable. No interest has been charged on intercompany liabilities.

   The following table summarizes intercompany transactions during the year ended December 31, 1997 and the period January 1, 1998 through November 23, 1998

   Balance at December 31, 1996................................. $ 23,751,163
     Allocation of costs to E-Systems Medical Electronics.......    5,057,882
     Cash transferred from Raytheon to E-Systems Medical
      Electronics...............................................   18,406,307
     Cash transferred from E-Systems Medical Electronics to
      Raytheon..................................................  (17,222,106)
                                                                 ------------
   Balance at December 31, 1997.................................   29,993,246
     Allocation of costs to E-Systems Medical Electronics.......    3,551,205
     Cash transferred from Raytheon to E-Systems Medical
      Electronics...............................................   15,008,634
     Cash transferred from E-Systems Medical Electronics to
      Raytheon..................................................  (12,339,693)
                                                                 ------------
   Balance at November 23, 1998................................. $ 36,213,392
                                                                 ============

6. Income Taxes

   Deferred tax assets are comprised of the following:

                                                     December 31,  November 23,
                                                         1997          1998
                                                     ------------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 6,062,000   $ 8,482,000
     Other..........................................      19,000        62,000
                                                     -----------   -----------
   Deferred tax assets..............................   6,081,000     8,544,000
   Deferred tax asset valuation allowance...........  (6,081,000)   (8,544,000)
                                                     -----------   -----------
                                                     $       --    $       --
                                                     ===========   ===========

     E-Systems Medical Electronics (a division of Raytheon E-Systems, Inc.)

   Realization of deferred tax assets is dependent upon the generation of future taxable income. E-Systems Medical Electronics has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits is not sufficiently assured.

7. Commitments

Leases

   E-Systems Medical Electronics leases office space under noncancelable operating leases. Future minimum lease payments under these leases are as follows:

   Year ending
   December 31,
   ------------
     1999.............................................................. $73,191
     2000..............................................................  20,483
     2001..............................................................     274
                                                                        -------
       Total minimum lease payments.................................... $93,948
                                                                        =======

   Total rent expense was approximately $579,348 and $538,683 in 1997 and 1998, respectively.

8. Subsequent Event

   On November 23, 1998, E-Systems Medical Electronics was purchased by eMed Technologies Corporation for $3,200,000. The acquisition was funded by a $2,200,000 note payable to Raytheon and $1,000,000 in cash.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

   The following unaudited pro forma statement of operations gives effect to the acquisition by eMed Technologies Corporation ("eMed") of E-Systems Medical Electronics, a division of Raytheon E-Systems, Inc., in a transaction accounted for as a purchase. The unaudited pro forma statement of operations is based on the individual statements of operations of eMed and E-Systems Medical Electronics appearing elsewhere in this registration statement, and combines the results of operations of eMed and of E-Systems Medical Electronics (acquired by eMed as of November 23, 1998) for the year ended December 31, 1998 as if the acquisition occurred on January 1, 1998. The unaudited pro forma statement of operations for the year ended December 31, 1998 should be read in conjunction with the historical financial statements and notes thereto of eMed and E-Systems Medical Electronics included elsewhere in this registration statement.

   The pro forma information is presented for illustrative purposes only and is not indicative of the operating results that would have occurred had the acquisition been consummated at the beginning of the period presented, nor is it indicative of future operating results.

                   Pro Forma Combined Statement of Operations
                          Year ended December 31, 1998
                                  (Unaudited)

                                        E-Systems
                                         Medical     Pro forma     Pro forma
                             eMed      Electronics  Adjustments     Combined
                          -----------  -----------  -----------   ------------
Revenue.................  $12,594,167  $11,217,121  $(3,103,244)a $ 20,708,044
Cost of Revenue.........    8,976,139    9,928,411   (3,093,517)a   15,811,033
                          -----------  -----------  -----------   ------------
  Gross margin..........    3,618,028    1,288,710       (9,727)     4,897,011
                          -----------  -----------  -----------   ------------
Operating expenses:
  Research and develop-
   ment.................    2,361,430    3,365,301          --       5,726,731
  Sales and marketing...    3,498,169    2,599,950          --       6,098,119
  General and adminis-
   trative..............    2,722,340    1,323,836        7,704 b    4,053,880
                          -----------  -----------  -----------   ------------
    Total operating ex-
     penses.............    8,581,939    7,289,087        7,704     15,878,730
                          -----------  -----------  -----------   ------------
Loss from operations....   (4,963,911)  (6,000,377)     (17,431)   (10,981,719)
Interest expense, net...     (105,611)         --      (321,056)c     (426,667)
Other expense...........      (43,432)      (5,845)         --         (49,277)
                          -----------  -----------  -----------   ------------
  Net loss..............  $(5,112,954) $(6,006,222) $  (338,487)  $(11,457,663)
                          ===========  ===========  ===========   ============
Pro forma basic and di-
 luted net loss per
 share..................  $    (11.70)         --           --    $     (26.22)
Shares used in computing
 pro forma basic
and diluted net loss per
 share..................      436,949          --           --         436,949

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (unaudited)

   The unaudited pro forma combined statement of operations gives effect to the following pro forma adjustments necessary to reflect the acquisition as if it had occurred on January 1, 1998:

  a. Elimination of revenue and cost of revenue directly associated with certain assets acquired by eMed as part of E-Systems Medical Electronics and classified as assets held for sale by eMed at December 31, 1998. These assets were subsequently sold in February 1999.

  b. Additional amortization of goodwill on a straight-line basis over 10 years.

  c. Increase in interest expense on debt incurred in connection with the acquisition of E-Systems Medical Electronics. A change in the interest rate on variable rate debt by 1/8% would not have a material effect on the pro forma combined statement of operations.

"Internet Viewing Applications"
"Image-centric presentation for radiologists and specialists"
"Format"
"Screen layout and study navigation"
                                           [radiology image and patient
                                           information as displayed by FrameWave
                                           Web on a computer monitor.]

"Patient Jacket"
"Access to current and prior
studies and reports"

"Workflow Tools"                                 "Imaging"
"Worklists and                                    Comprehensive tools for image
search utilities"                                   enhancement





"Report-centric presentation for referring physicians"

"Patient Jacket"                           [radiology image integrated with
"Access to current and                     radioligist's report and patient
prior reports, audio clips and studies"    information as displayed by
                                           FrameWave Web on a computer
                                           monitor.]

                                                      "Images"
                                                      "Reference images with
                                                      double click to full view"
                                                      "Report"
                                                      "Radiologist reports
                                                      readily accessible"


"The above graphics depict products that we introduced in June 1999."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely only on any unauthorized information or representation. This prospectus is an offer to sell or a solicitation of an offer to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------
                               TABLE OF CONTENTS
                                ---------------

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  25
Management...............................................................  34
Certain Transactions.....................................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  52
Experts..................................................................  52
Where You Can Find Additional Information................................  52
Index to Financial Statements............................................ F-1

                    Dealer Prospectus Delivery Obligation:

Until      , 1999 (25 days after the date of this prospectus), all dealers that buy, sell, or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               3,100,000 Shares


                               eMed Technologies
                                  Corporation


                                 Common Stock

                                ---------------
                                  PROSPECTUS
                                ---------------

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                                ---------------

                            Wit Capital Corporation



                                         , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   Item                                                                 Amount
   ----                                                                --------
   Securities and Exchange Commission Registration Fee................ $ 15,985
   National Association of Securities Dealers Filing Fee..............    6,250
   Nasdaq National Market Listing Fee.................................   60,000
   Blue Sky Fees and Expenses.........................................   10,000
   Transfer Agent and Registrar Fees..................................    3,500
   Accounting Fees and Expenses.......................................  350,000
   Legal Fees and Expenses............................................  350,000
   Printing Expenses..................................................   90,000
   Miscellaneous......................................................   14,265
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

   The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Amended and Restated By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware. Each of the Registrant's Directors has entered into an agreement with the Registrant whereby the Registrant has agreed to indemnify such Director to the full extent permitted by the laws of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

   The following information is furnished with regard to all Securities sold by the Registrant within the past three years which were not registered under the Securities Act.

     (a) From August 1, 1996 to September 17, 1999, the Registrant issued a total of 148,247 shares of common stock for an aggregate consideration of $177,898 pursuant to the exercise of stock options and warrants by employees, directors, consultants and their affiliates.

     (b) In June 1997, the Registrant sold $1,500,000 in principal amount of convertible subordinated notes for aggregate proceeds of $1,500,000. These notes were issued to Delphi Ventures III, L.P., Seaflower Health and Technology Fund, LLC and other private investors. These notes were automatically convertible, upon the Registrant's sale of new equity securities for gross proceeds of at least $1,500,000, into securities having the same price and terms as the new equity securities. Purchasers of the notes also received warrants to purchase an additional amount of the new equity securities having an aggregate purchase price of 30% of the amount of the purchaser's note, at the same price that such new equity securities were issued to other investors. The notes had a maturity date of October 31, 1997 and bore interest at the rate of 6% per annum. Accrued interest converted on the same terms as the principal amount of the notes. In September 1997, these notes were automatically converted into 1,384,460 shares of Series J preferred stock at a conversion price of $1.10 per share of Series J preferred stock. The warrants issued with the notes became warrants to purchase 409,091 shares of Series J preferred stock at an exercise price of $1.10 per share. The Series J preferred stock will be converted into 3,221,179 shares of common stock and the Series J warrants will become warrants to purchase 170,449 shares of common stock upon the closing of this offering.

     (c) In September through December of 1997, the Registrant sold an aggregate of 6,346,449 shares of Series J preferred stock (excluding the shares issued upon the conversion of the notes described above) for aggregate proceeds of $6,981,094. These shares were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Bessemer Venture Partners IV L.P., and other private investors.

     (d) In July 1998, various investors entered into commitments with the Registrant to purchase shares of Series K preferred stock for an aggregate price of $2,500,000 if the Registrant notified them of its election to sell the shares. The investors who made these commitments also received warrants to purchase in the aggregate 201,388 shares of common stock at an exercise price of $.02 per share as consideration for their commitments.

     In January 1999, the Registrant elected to draw upon the initial investors' commitments to purchase Series K preferred stock and sold additional shares of Series K preferred stock together with warrants to purchase additional shares of our common stock at an exercise price of $.02 per share to other investors. In the aggregate (including the securities discussed in the preceding paragraph), the Registrant issued 2,500,000 shares of Series K preferred stock together with warrants to purchase 281,916 shares of common stock for proceeds of $3,500,000. These shares and warrants were issued to Bedrock Capital Partners, Pacific Venture Group, L.P., Delphi Ventures III, L.P., Seaflower Bioventure Fund II, LLC, Bessemer Venture Partners IV L.P., and other private investors.

     In May 1999, the Registrant sold 1,642,856 additional shares of Series K preferred stock and warrants to purchase an additional 185,270 shares of common stock for aggregate proceeds of $2,300,000. These shares and warrants were issued to Zero Stage Capital VI, L.P. and other private investors.

   All of the above securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of the Securities and Exchange Commission promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   The following is a list of exhibits filed as a part of this registration statement.

   (a) Exhibits

 Exhibit
 Number                               Description
 -------                              -----------
  1      Form of underwriting agreement.
  2      Acquisition Agreement dated as of November 23, 1998 by and between
         Raytheon E-Systems, Inc. and the Registrant.
  3.1    Form of Amended and Restated Certificate of Incorporation.**
  3.2    Form of Amended and Restated By-Laws.**
  4.1    Specimen Certificate for Common Stock.
  5      Opinion of Ropes & Gray.**
 10.1    eMed 1994 Stock Plan.**
 10.2    Securities Purchase Agreement dated as of September 30, 1997 between the Registrant and each of the investors named therein.**

 Exhibit
 Number                                Description
 -------                               -----------
 10.3    Investors Rights Agreement dated as of September 30, 1997 among the
         Registrant and each of the holders of the Company's Series J Preferred
         Stock parties thereto.**
 10.4    Amendment No. 1 dated as of November 13, 1997 to the Investors Rights
         Agreement.**
 10.5    Securities Purchase Agreement dated as of July 28, 1998 between the
         Registrant and each of the investors named therein.**
 10.6    Amendment to Securities Purchase Agreement dated as of January 14,
         1999.**
 10.7    Securities Purchase Agreement dated as of January 20, 1999 between the
         Registrant and each of the investors named therein.**
 10.8    Amendment to the Securities Purchase Agreement dated as of May 7,
         1999.**
 10.9    Registration Rights Agreement dated as of July 28, 1998 between the
         Registrant and the parties named therein.**
 10.11   Commercial Lease as of September 26, 1997 by and between Hartwell
         Group LLC and the Registrant.**
 10.12   Amendment 1 to Commercial Lease dated as of November 28, 1997.**
 10.13   Employment Agreement dated as of March 31, 1999 by and between Scott
         S. Sheldon and the Registrant.**
 10.14   Employment Agreement dated as of April 30, 1999 by and between Howard
         Pinsky and the Registrant.**
 10.15   Form of Director Indemnity Agreement.**
 10.16   Form of Director Work Product Agreement.**
 10.17   Form of Director Confidentiality Agreement.**
 10.18   Form of Common Stock Warrant.**
 10.19   Form of Series K Common Stock Warrant.**
 10.20   Form of Series J Preferred Warrant.**
 10.21   Web Software Licensing and Development Agreement dated as of September
         10, 1999 between the Registrant and AWARE, Inc.+**
 10.22   Software Licensing and Development Agreement dated as of May 30, 1997 between the Registrant and AWARE, Inc.+**
 10.23   Amended and Restated Reseller Agreement dated as of May 30, 1997 between the Registrant and ISG Technologies, Inc.+**
 10.24   Amendment No. 1 to Amended and Restated Reseller Agreement dated as of
         April 30, 1998 between the Registrant and ISG Technologies, Inc.+**
 10.25   Letter Agreement dated as of December 29, 1998 between the Registrant and ISG Technologies, Inc.+**
 10.26   Access Radiology Corporation Confidentiality Agreement dated as of
         March 31, 1995 between the Registrant and ISG Technologies, Inc.**
 10.27   OEM Development Software Agreement dated as of November 9, 1995 between the Registrant and Mitra Imaging Incorporated.+**
 10.28   Amendment to OEM Development Software Agreement dated as of May 20,
         1995 between the Registrant and Mitra Imaging Incorporated.+**
 10.29   Amendment to OEM Development Software Agreement dated as of April 28,
         1999 between the Registrant and Mitra Imaging Incorporated.+**
 23.1    Consent of Ropes & Gray (Exhibit 5).**
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (included on page II-5).**
 27.1    Financial Data Schedule.**

--------

**Previously Filed
+Portions have been omitted pursuant to a request for confidential treatment dated September 29, 1999

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts.

                                 Balance at                          Balance at
                                beginning of Charged to                end of
Description                        period    Operations Deductions     period
-----------                     ------------ ---------- ----------   ----------
Year ended December 31, 1996
 Reserves and allowances
  deducted from
  asset accounts...............
  Allowance for doubtful
   accounts....................   $   --       25,000        --       $ 25,000
Year ended December 31, 1997
 Reserves and allowances
  deducted from
  asset accounts ..............
  Allowances for doubtful
   accounts ...................   $25,000      10,000        --       $ 35,000
Year ended December 31, 1998
 Reserves and allowances
  dededucted from
  asset accounts ..............
  Allowances for doubtful
   accounts ...................   $35,000     460,000     (7,927)(1)  $487,073

--------
   (1) Uncollectible accounts written off.

   All other schedules are omitted because they are not applicable or the required information is shown in the other Financial Statements or Notes thereto.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the purchase agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, MA on this 7th day of October 1999.


                                          eMed Technologies Corporation

                                                   /s/ Scott S. Sheldon
                                          By: _________________________________
                                                     Scott S. Sheldon
                                                Chief Executive Officer and
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Scott S. Sheldon          President, Chief Executive   October 7, 1999
______________________________________  Officer and Director
           Scott S. Sheldon

          /s/ Gary A. Lortie           Chief Financial Officer      October 7, 1999
______________________________________
            Gary A. Lortie

                  *                    Director                     October 7, 1999
______________________________________
         James J. Bochnowski

                  *                    Director                     October 7, 1999
______________________________________
            Thomas B. Neff

                  *                    Director                     October 7, 1999
______________________________________
            Thomas O. Pyle

                  *                    Director                     October 7, 1999
______________________________________
         Michael Schmertzler

                  *                    Director                     October 7, 1999
______________________________________
          Donald E. Strange

By: /s/ Gary A. Lortie
  -----------------------------
    Attorney in fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1      Form of underwriting agreement.
  2      Acquisition Agreement dated as of November 23, 1998 by and between
         Raytheon E-Systems, Inc. and the Registrant.
  3.1    Form of Amended and Restated Certificate of Incorporation.**
  3.2    Form of Amended and Restated By-Laws.**
  4.1    Specimen Certificate for Common Stock.
  5      Opinion of Ropes & Gray.**
 10.1    eMed 1994 Stock Plan.**
 10.2    Securities Purchase Agreement dated as of September 30, 1997 between the Registrant and each of the investors named therein.**
 10.3    Investors Rights Agreement dated as of September 30, 1997 among the
         Registrant and each of the holders of the Company's Series J Preferred
         Stock parties thereto.**
 10.4    Amendment No. 1 dated as of November 13, 1997 to the Investors Rights
         Agreement.**
 10.5    Securities Purchase Agreement dated as of July 28, 1998 between the
         Registrant and each of the investors named therein.**
 10.6    Amendment to Securities Purchase Agreement dated as of January 14,
         1999.**
 10.7    Securities Purchase Agreement dated as of January 20, 1999 between the
         Registrant and each of the investors named therein.**
 10.8    Amendment to the Securities Purchase Agreement dated as of May 7,
         1999.**
 10.9    Registration Rights Agreement dated as of July 28, 1998 between the
         Registrant and the parties named therein.**
 10.11   Commercial Lease as of September 26, 1997 by and between Hartwell
         Group LLC and the Registrant.**
 10.12   Amendment 1 to Commercial Lease dated as of November 28, 1997.**
 10.13   Employment Agreement dated as of March 31, 1999 by and between Scott
         S. Sheldon and the Registrant.**
 10.14   Employment Agreement dated as of April 30, 1999 by and between Howard
         Pinsky and the Registrant.**
 10.15   Form of Director Indemnity Agreement.**
 10.16   Form of Director Work Product Agreement.**
 10.17   Form of Director Confidentiality Agreement.**
 10.18   Form of Common Stock Warrant.**
 10.19   Form of Series K Common Stock Warrant.**
 10.20   Form of Series J Preferred Warrant.**
 10.21   Web Software Licensing and Development Agreement dated as of September
         10, 1999 between the Registrant and AWARE, Inc.+**
 10.22   Software Licensing and Development Agreement dated as of May 30, 1997 between the Registrant and AWARE, Inc.+**
 10.23   Amended and Restated Reseller Agreement dated as of May 30, 1997 between the Registrant and ISG Technologies, Inc.+**
 10.24   Amendment No. 1 to Amended and Restated Reseller Agreement dated as of
         April 30, 1998 between the Registrant and ISG Technologies, Inc.+**
 10.25   Letter Agreement dated as of December 29, 1998 between the Registrant and ISG Technologies, Inc.+**
 10.26   Access Radiology Corporation Confidentiality Agreement dated as of
         March 31, 1995 between the Registrant and ISG Technologies, Inc.**

 Exhibit
 Number                               Description
 -------                              -----------
 10.27   OEM Development Software Agreement dated as of November 9, 1995 between the Registrant and Mitra Imaging Incorporated.+**
 10.28   Amendment to OEM Development Software Agreement dated as of May 20,
         1995 between the Registrant and Mitra Imaging Incorporated.+**
 10.29   Amendment to OEM Development Software Agreement dated as of April 28,
         1999 between the Registrant and Mitra Imaging Incorporated.+**
 23.1    Consent of Ropes & Gray (Exhibit 5).**
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (included on page II -5).**
 27.1    Financial Data Schedule.**

--------

**Previously Filed
+Portions have been omitted pursuant to a request for confidential treatment dated September 29, 1999.